FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226943-02

Benchmark 2019-B10

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-226943) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor or Deutsche Bank Securities Inc., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or by emailing: prospectus.cpdg@db.com. The offered certificates referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

This free writing prospectus does not contain all information that is required to be included in the prospectus.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

This material is for your information, and none of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Academy Securities, Inc., Drexel Hamilton, LLC or any other underwriter, (collectively, the “Underwriters”) are soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

Neither this document nor anything contained herein shall form the basis for any contract or commitment whatsoever. The information contained herein is preliminary as of the date hereof. These materials are subject to change, completion or amendment from time to time. The information contained herein is in addition to information delivered to you as part of the preliminary prospectus relating to the Benchmark 2019-B10 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2019-B10 (the "Offering Document").  The information contained herein should be reviewed only in conjunction with the entire Offering Document. All of the information contained herein is subject to the same limitations and qualifications contained in the Offering Document.  The information contained herein does not contain all relevant information relating to the underlying mortgage loans or mortgaged properties. Such information is described elsewhere in the Offering Document.  The information contained herein will be more fully described elsewhere in the Offering Document.  The information contained herein should not be viewed as projections, forecasts, predictions or opinions with respect to value.  Prior to making any investment decision, prospective investors are strongly urged to read the Offering Document its entirety. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This document contains forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause the success of collections and the actual cash flow generated to differ materially from the information set forth herein. While such information reflects projections prepared in good faith based upon methods and data that are believed to be reasonable and accurate as of the dates thereof, the depositor undertakes no obligation to revise these forward-looking statements to reflect subsequent events or circumstances. Individuals should not place undue reliance on forward-looking statements and are advised to make their own independent analysis and determination with respect to the forecasted periods, which reflect the issuer’s view only as of the date hereof.

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Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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Description of the 3 Columbus Circle Whole Loan

The following is a summary of the principal provisions of the 3 Columbus Circle Whole Loan made pursuant to the loan agreement, dated as of March 12, 2019 (the “Loan Agreement”), between 3 COLUMBUS CIRCLE LLC, a Delaware limited liability company (“LLC Borrower”) 3 COLUMBUS CIRCLE LLC - SERIES A, a series of 3 Columbus Circle LLC, a Delaware limited liability company (“Series A Borrower”) and 3 COLUMBUS CIRCLE LLC - SERIES B, a series of 3 Columbus Circle LLC, a Delaware limited liability company (“Series B Borrower and individually or collectively as the context requires, together with Series A Borrower, “Series Borrower; and LLC Borrower, Series A Borrower and Series B Borrower, collectively, “Borrower”) and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns, “Lender). The Loan Agreement and the other documents were executed and/or delivered by the Lender and the Borrower on or before March 12, 2019 (the “Origination Date) to evidence and/or secure the 3 Columbus Circle Whole Loan (collectively, “Loan Documents”). On the Origination Date, the Trust Subordinate Companion Loan Seller will assign its right, title and interest in, to and under the Trust Subordinate Companion Loan and the Loan Documents to the Depositor, which will in turn assign its right, title and interest in, to and under the Trust Subordinate Companion Loan and the Loan Documents to the Trust. On and after the Origination Date, generally all rights of the Lender under the 3 Columbus Circle Whole Loan will be exercised on behalf of the Trust by the Servicer or the Special Servicer (or in certain limited cases, the Trustee), as the case may be, pursuant to the terms of the Pooling and Servicing Agreement.

Certain defined terms used in this “Description of the 3 Columbus Circle Whole Loan” section reflect defined terms used in the Loan Documents for the purpose of determining the occurrence of certain events or compliance with certain covenants in the Loan Documents. The results of these calculations will differ, and may differ substantially, from similar numerical information and statistics regarding the Mortgaged Property and the Mortgage Loan presented elsewhere in this Memorandum including those based upon the assumptions and the definitions set forth under “Description of the Mortgaged Property” in this Memorandum.

Additional information is contained in the Preliminary Prospectus (the “Prospectus”), dated March 18, 2019. Purchasers are strongly urged to read the Prospectus in full, including, but not limited to, the discussion under the heading “Risk Factors” in the Prospectus.

General

The 3 Columbus Circle Whole Loan is a ten-year fixed-rate, interest-only loan evidenced by 15 promissory notes (the “Notes”) with an aggregate outstanding principal balance as of the Cut-off Date of $595,000,000.00 and is secured by, among other things, a first priority mortgage lien on the Borrower’s fee simple interest in the condominium units owned by Borrower at the Mortgaged Property. Borrower owns 100% of the condominium units at the Mortgaged Property as of the Origination Date.

The 3 Columbus Circle Whole Loan is scheduled to mature March 11, 2029 (the “Scheduled Maturity Date”). The 3 Columbus Circle Whole Loan is an interest-only loan and will not require scheduled payments of principal during the term of the 3 Columbus Circle Whole Loan. The Loan Documents provide that the Borrower will be required to pay monthly payments of interest on the 3 Columbus Circle Whole Loan as described in “—Payment on the 3 Columbus Circle Whole Loan” below.

“Maturity Date” means the Scheduled Maturity Date or such other date on which the final payment of principal of the Notes becomes due and payable as provided in the Loan Agreement, whether at such stated maturity date, by declaration of acceleration, or otherwise.

The “Cut-off Date” means, with respect to the 3 Columbus Circle Whole Loan, the Payment Date in April 2019.

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The 3 Columbus Circle Whole Loan was originated by JPMorgan Chase Bank National Association (“JPMCB”) and, subsequent to such origination, German American Capital Corporation (“GACC”) acquired a portion of the 3 Columbus Circle Whole Loan, evidenced by Note A-2-1, Note A-2-2, Note A-2-3, Note A-2-4, Note A-2-5 and Note B-2, from JPMCB.

The outstanding principal balance of each Note as of the Cut-off Date is set forth in the table below:

Note	Lender	Original Principal Balance	Note Rate
Note A-1-1	JPMCB	$50,000,000	3.914%
Note A-1-2	JPMCB	$75,000,000	3.914%
Note A-1-3	JPMCB	$75,000,000	3.914%
Note A-1-4	JPMCB	$40,000,000	3.914%
Note A-1-5	JPMCB	$50,000,000	3.914%
Note A-1-6	JPMCB	$35,000,000	3.914%
Note A-1-7	JPMCB	$25,000,000	3.914%
Note A-1-8	JPMCB	$17,500,000	3.914%
Note A-2-1	GACC	$25,000,000	3.914%
Note A-2-2	GACC	$25,000,000	3.914%
Note A-2-3	GACC	$25,000,000	3.914%
Note A-2-4	GACC	$25,000,000	3.914%
Note A-2-5	GACC	$22,500,000	3.914%
Note B-1	JPMCB	$51,450,000	3.914%
Note B-2	GACC	$53,550,000	3.914%
Total/Wtd. Avg.		$595,000,000	3.914%

Note A-1-1 and Note A-2-1 are collectively referred to as the “3 Columbus Circle Mortgage Loan”, Note B-1 and Note B-2 are collectively referred to as the “Trust Subordinate Companion Loan” and each of Note A-1-2, Note A-1-3, Note A-1-4, Note A-1-5, Note A-1-6, Note A-1-7, Note A-1-8, Note A-2-2, Note A-2-3, Note A-2-4 and Note A-2-5 is referred to as the “3 Columbus Circle Senior Pari Passu Companion Loan” (together with the 3 Columbus Circle Mortgage Loan, the “3 Columbus Circle Senior Loan” and, together with the Trust Subordinate Companion Loan, the “3 Columbus Circle Whole Loan”).

Security for the 3 Columbus Circle Whole Loan

The 3 Columbus Circle Whole Loan is secured by a first priority fee simple mortgage (the “Mortgage”), assignment of leases and rents and a security agreement executed and delivered by the Borrower to the Lender as security for the 3 Columbus Circle Whole Loan and encumbering the Mortgaged Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (collectively, the “Collateral”).

Condominium

The 3 Columbus Circle Whole Loan is secured by the Borrower’s interest in all of the 21 units in a condominium known as 3 Columbus Circle Condominium (the “Condominium”). The Borrower controls 100% of the Condominium, including the appointment and voting of the condominium board. The Condominium is subject to the declaration, by-laws and all related condominium documents, and the owners of the units are entitled to 100 votes divided among the owners in accordance with their respective common interests. The related condominium board consists of three directors, and the condominium board is controlled by the Borrower.

Borrower must not, without Lender’s prior written consent, vote to amend, modify, supplement or terminate, or consent to (a) the termination of any of the Condominium Documents or (b) the amendment, modification or supplementation of any of the Condominium Documents in any material

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respect which would materially and adversely affect Lender’s rights under the Condominium Documents; provided, however, Lender may not withhold, condition or delay its consent to the termination of the Condominium Documents if the following conditions have been satisfied: (i) Borrower executed, acknowledged and delivered, and caused to be recorded in the applicable land records, an agreement or other instrument that is in form and substance reasonably acceptable to Lender and spreads the lien of the Mortgage to all items of Mortgaged Property resulting from the termination of the Condominium Documents that are owned by Borrower, (ii) the title insurance policy remains in full force and effect and is not impaired in any respect by the termination of the Condominium Documents, (iii) Lender will have received an endorsement to the title insurance policy, insuring the continued priority of the lien of the Mortgage (as amended, modified or otherwise supplemented by the agreement or other instrument described in clause (i) above) following the termination of the Condominium Documents and the recordation of the agreement or other instrument described in clause (i) above, (iv) the termination of the Condominium Documents would not have, or reasonably be likely to have, a material adverse effect, and (v) Borrower paid all recordation fees, charges, title insurance premiums and, upon receipt of written notice from Lender, reimbursed all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses of outside counsel) actually incurred by Lender, in each case, in connection with any of the foregoing. Without the prior written consent of the Lender, Borrower may not vote to approve any of the following matters in connection with the Condominium (unless expressly required under the Condominium Documents): (i) any material and adverse change in the nature and amount of any insurance covering all or a part of the Condominium and the disposition of any proceeds under the Loan Agreement, but only to the extent any of the foregoing violates the Loan Documents; (ii) the manner in which any condemnation or threat of condemnation of all or a part of the Mortgaged Property will be defended or settled and the disposition of any award or settlement in connection therewith, but only to the extent the foregoing violates the Loan Documents; (iii) any amendment to the Condominium Documents which by their terms requires the consent of Lender and any removal of any portion of the Mortgaged Property from the provisions of applicable laws and regulations; (iv) the creation of, or any change in, any private restrictive covenant, zoning ordinance, or other public or private restrictions, now or hereafter limiting or defining the uses which may be made of the Mortgaged Property or any part under the Loan Agreement; (v) any material relocation of the boundaries of the Mortgaged Property or (vi) exercise any rights under the Condominium Documents to subject the Mortgaged Property to any additional condominium regime.

“Condominium Documents” mean the documentation governing the condominium regimes constituting the Condominium.

Non-Recourse Provisions and Exceptions

Recourse on the 3 Columbus Circle Whole Loan generally may be had only against the Mortgaged Property and other collateral that have been pledged to secure the 3 Columbus Circle Whole Loan. Except as described below, the Lender may not enforce the liability and obligations of the Borrower to perform the obligations in the Loan Documents by any action for a money judgment against any Borrower or any direct or indirect principal, director, officer, employee, manager, beneficiary, parent, shareholder, partner, member, trustee, agent, or Affiliate of Borrower or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”; provided that in no event will Guarantor be deemed to be an Exculpated Party with regard to any obligations or liabilities set forth in the Guaranty or Environmental Indemnity Agreement), except that the Lender may bring a foreclosure action, an action for specific performance or any other appropriate action to enforce its interests under the Loan Documents, or in the Collateral; provided, however, that, except as specifically provided in the Loan Agreement, any judgment in any such action or proceeding will be enforceable against the related Borrower only to the extent of the Borrower’s interest in the Mortgaged Property or other collateral, and the Lender agrees that it will not seek any deficiency judgment against a Borrower or any Exculpated Party in any such action under the Loan Documents. These provisions are not intended to (a) constitute a waiver, release or impairment of any obligation evidenced by the Loan Documents, (b) impair the right of the Lender to name a Borrower in a foreclosure action, (c) affect the validity or enforceability of or guaranty made in connection with the 3 Columbus Circle Whole Loan or any of the rights and remedies of the Lender, (d) impair the right of the Lender to obtain the appointment of a receiver, (e) impair the enforcement of any assignment of any

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leases, (f) constitute a prohibition against the Lender to seek a deficiency judgment against a Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for the Lender to exercise its remedies against the Mortgaged Property, or (g) constitute a waiver of the right of the Lender to enforce the liability and obligation of a Borrower, by money judgment or otherwise, to the extent of any actual loss, damage, cost, expense, liability, claim or other obligation incurred by the Lender (including attorneys’ fees and expenses reasonably incurred, but excluding consequential damages, punitive damages, special damages, except to the extent same were actually incurred by Lender) arising out of or in connection with the following (the “Damages Liability”):

(i)       fraud committed by Borrower, Guarantor or an Affiliated Manager in connection with the 3 Columbus Circle Whole Loan;

(ii)       intentional and material misrepresentation by Borrower or Guarantor in the Loan Agreement or any of the other Loan Documents;

(iii)       if Borrower voluntarily incurs any indebtedness in the nature of additional financing that is secured by the Mortgaged Property or by the direct or indirect interests in Borrower in violation of the terms and conditions of the Loan Agreement;

(iv)       intentional (i.e. voluntary) physical waste of the Mortgaged Property caused by Borrower, Guarantor or an Affiliated Manager other than physical waste to the Mortgaged Property resulting from (a) the insufficiency of cash flow from the Mortgaged Property to prevent such waste and such insufficiency is not the result of misappropriation or conversion of any revenues from the Mortgaged Property by or on behalf of Borrower, Guarantor or an Affiliated Manager or (b) if there are sufficient funds in the applicable Reserve Fund(s) to prevent such physical waste and Lender has refused to release or use such funds to prevent such physical waste and Lender’s access to such funds is not restricted or constrained by any action taken by Borrower, Guarantor or an Affiliated Manager or a stay in any Bankruptcy Action;

(v)       the misappropriation by Borrower, Guarantor or any Affiliated Manager of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Mortgaged Property, (B) any awards received in connection with a condemnation of all or a portion of the Mortgaged Property, (C) any rents or proceeds received by Borrower or other proceeds of the Lender’s collateral during the continuance of an Event of Default (provided that amounts applied to the payment of Taxes, insurance premiums or any other basic carrying costs will in no event constitute amounts misappropriated for the purposes of this (v);

(vi)       any security deposits or any other deposits collected by Borrower with respect to the Mortgaged Property which are not delivered to Lender (or deposited in an account controlled and/or collaterally assigned to Lender) upon a foreclosure of the Mortgaged Property or action in lieu under the Loan Agreement, except to the extent any such security deposits were applied in accordance with the terms and conditions of (a) the Loan Documents, (b) any of the leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu under the Loan Agreement or (c) a court order (provided that, in each case, there will be no liability under this subsection to the extent that the failure to turn over such deposits is prohibited by any applicable law or court order);

(vii)       the failure of (a) Borrower to maintain its status as a special purpose entity or comply with any special purpose entity representation, warranty or covenant set forth in the Loan Agreement (excluding any provision under the Loan Agreement requiring that Borrower remain solvent, maintain adequate capital or pay its debts as they come due) or (b) any recycled entity representation or warranty set forth in the Loan Agreement, in each case, to be true and correct in all material respects, unless such failure is cited as a factor in a substantive consolidation of Borrower with any other person, in which event such failure will be covered by clause (ii) in the following paragraph;

(viii)       following the acceleration of the 3 Columbus Circle Whole Loan upon the occurrence and during the continuation of an Event of Default, if Guarantor, Borrower or any Affiliate of the foregoing controlled by Guarantor, in connection with any enforcement action or exercise or assertion of any

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right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Mortgage or any other Loan Document, raises a defense or seeks judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the 3 Columbus Circle Whole Loan, in each case, which is frivolous or brought in bad faith;

(ix)       Borrower’s failure to obtain Lender’s prior written consent (to the extent required by the Loan Agreement) to any Transfer as required by the Loan Agreement solely as to the transfer of ownership interests and to the extent not covered by clause (iii) in the following paragraph (provided that failure to comply with notice or administrative requirements will in no event trigger liability under this clause (ix));

(x)       any voluntary termination of the Condominium Documents in violation of the Loan Agreement; or

(xi)       any voluntary termination by Borrower or its Affiliates of the Young & Rubicam Lease in violation of the Loan Agreement to or the other Loan Documents.

In addition, the debt under the Loan will be fully recourse to the Borrower in the event of the following (together with the Damages Liability, the “Guaranteed Obligations”):

(i)       Borrower filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law;

(ii)       the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law at the written request of, or otherwise with the collusion of, Borrower, Guarantor or any Affiliated Manager;

(iii)        Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Mortgaged Property other than at the request of the Lender;

(iv)       Borrower making a general assignment for the benefit of creditor other than at the request of Lender;

(v)       Borrower failing to maintain its status as a special purpose entity or failing to comply with any representation, warranty or covenant regarding such Borrower’s status as a special purpose entity set forth in the Loan Agreement as required by, and in accordance with, the terms and provisions of the Loan Agreement, or if any recycled entity representation or warranty set forth in the Loan Agreement is not true and correct in all material respects (excluding any provision under the Loan Agreement requiring that Borrower remain solvent, maintain adequate capital or pay is debts as they become due) and, in each case, such failure actually results in a substantive consolidation of Borrower’s assets and liabilities with the assets and liabilities of another person;

(vi)       the Borrower failing to obtain the Lender’s prior written consent (to the extent such consent is required pursuant to the Loan Agreement) to a voluntary Transfer of (1) all or substantially all of Borrower’s fee interest in the Mortgaged Property (other than (x) through foreclosure by Lender or a deed in lieu of foreclosure accepted by Lender (or its nominee, designee or agent, or other person who acquires title upon a Lender foreclosure, power of sale or other exercise of Lender remedies), or (y) as a result of a condemnation of the Mortgaged Property or any portion under the Loan Agreement) or (2) all of the direct or indirect equity interests or controlling interests in Borrower, in each case, other than the filing of mechanics’ liens, tax liens or other similar liens against the Mortgaged Property (provided that failure to comply with notice or administrative requirements will in no event trigger liability under this clause (iv)); or

(vii)       any Borrower or Affiliate of Borrower files for partition.

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The Guarantor delivered to the Lender a guaranty (the “Guaranty”) of the Borrower’s Guaranteed Obligations.

“Affiliate” means as to any person, any other person that, directly or indirectly, is in control of, is controlled by or is under common control with such person or is a director or officer of such person or of an Affiliate of such person.

“Affiliated Manager” means any Property Manager that is an affiliate of Borrower or the Guarantor.

“Casualty” means the Mortgaged Property is damaged or destroyed, in whole or in part, by fire or other casualty.

“Guarantor” means Joseph Moinian, an individual.

“PACE Loan” means (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property.

“Taxes” means all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Mortgaged Property or part under the Loan Agreement. In no event will any PACE Loan be considered Taxes under the Loan Agreement.

Payment on the 3 Columbus Circle Whole Loan

The Borrower is obligated to pay the Lender monthly payments of interest (the “Monthly Payment”) in the amount of interest which accrues on the outstanding principal balance of the 3 Columbus Circle Whole Loan for the related Loan Interest Accrual Period. Such payments are to be made on the eleventh day of each calendar month (or if such date is not a Business Day, the immediately preceding Business Day) (each, a “Payment Date”), commencing on April 11, 2019 until and including the Maturity Date. Each Monthly Payment will be applied as follows: (i) first, on a pro rata and pari passu basis, to the payment of interest due and payable on the 3 Columbus Circle Senior Loan, and (ii) second, to the payment of interest due and payable on the Trust Subordinate Companion Loan on a pro rata and pari passu basis.

Interest will be payable on each Note at a fixed per annum rate equal to the amount set forth in the corresponding table in “—General” above (the “Note Rate”). Interest on the outstanding principal balance of the 3 Columbus Circle Whole Loan will be calculated based on the actual number of days elapsed in the Loan Interest Accrual Period, and assuming a 360-day year.

Upon an Event of Default, the outstanding principal balance of the 3 Columbus Circle Whole Loan and, to the extent permitted by applicable law, all accrued and unpaid interest in respect of the 3 Columbus Circle Whole Loan and any other amounts due pursuant to the Loan Documents, will accrue interest at a default rate of interest per annum (the “Default Rate”) equal to the lesser of (a) 3.0% in excess of the applicable Note Rate and (b) the maximum amount permitted by law, calculated from the date such payment was due without regard to any grace or cure periods contained in the Loan Agreement.

“Business Day” means (x) with respect to references to “Business Day” in any Loan Document, any day other than a Saturday, Sunday or any other day on which any of the following are not open for business: (i) national banks in New York, New York, (ii) the place of business of the Trustee, any servicer or the financial institution that maintains any collection account for or on behalf of any servicer or any Reserve Funds in respect to the 3 Columbus Circle Whole Loan or (iii) the New York Stock Exchange or the Federal Reserve Bank of New York and (y) with respect to references to “Business Day” relating to the Pooling and Servicing Agreement or the Loan-Specific Certificates, any day other than a Saturday,

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Sunday or any other day on which national banks in New York, California, North Carolina or the place of business of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the financial institution that maintains the Collection Account or any reserve account, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Loan Interest Accrual Period” means the period commencing on and including the 11th day of each calendar month during the term of the 3 Columbus Circle Whole Loan and ending on and including the 10th calendar date of such calendar month.

Provided no Event of Default is continuing, any payments of principal of the 3 Columbus Circle Whole Loan (including, without limitation, any prepayments described in “—Prepayment” below, will be applied by the Lender between the Notes as follows: (a) first, to the reduction of the outstanding principal balance of the 3 Columbus Circle Senior Loan on a pro rata and pari passu basis until the outstanding principal balance of the 3 Columbus Circle Senior Loan is reduced to zero, and (b) second, to the reduction of the outstanding principal balance of the Trust Subordinate Companion Loan on a pro rata and pari passu basis until reduced to zero. During the continuance of an Event of Default, any payment of principal from whatever source may be applied by the Lender among the Notes in the Lender’s sole discretion.

Prepayment

The Borrower will not have the right to prepay the 3 Columbus Circle Whole Loan in whole or in part except on and after the Business Day immediately following the Payment Date in October, 2028 (the “Permitted Par Prepayment Date”). On and after the Permitted Par Prepayment Date, the Borrower may, at its option, prepay all sums then due under the Loan Documents in full (but not in part) without payment of any yield maintenance premium or other or premium; provided, however, if for any reason such prepayment is not paid on a regularly scheduled Payment Date, the Debt will include interest for the full Loan Interest Accrual Period during which the prepayment occurs. Borrower’s right to prepay the principal balance of the 3 Columbus Circle Whole Loan in full is subject to, (i) the Borrower’s submission of a notice to the Lender setting forth the projected date of prepayment, which date will be no less than thirty (30) days from the date of such notice (any such prepayment notice may be revoked by the Borrower upon five (5) Business Days prior notice provided that the Borrower will be responsible for all reasonable out-of-pocket costs and expenses actually incurred by the Lender in connection with such revocation) and (ii) the Borrower’s actual payment to the Lender of the full amount of the Debt, including interest for the full Accrual Period during which the prepayment occurs. To the extent any insurance proceeds or condemnation awards (net of any reasonable costs and expenses) are not required to be applied to the restoration of the Mortgaged Property pursuant to the 3 Columbus Circle Whole Loan (as described under “—Risk Management—Casualty and Condemnation” below) or are not otherwise required to be remitted to the Borrower under the Loan Agreement, the Lender may apply such proceeds to prepay all or a portion of the outstanding principal balance of the 3 Columbus Circle Whole Loan plus accrued interest and any other sums due under the Loan Documents.

If an Event of Default has occurred and is continuing, the Lender may apply such insurance proceeds or condemnation awards to the sums due under the 3 Columbus Circle Whole Loan (until paid in full) in any order or priority in its sole discretion. Other than during the continuance of an Event of Default, no yield maintenance premium or other premium will be due in connection with any such mandatory prepayment.

If the Lender requires the Borrower to prepay, or otherwise applies such insurance proceeds or condemnation awards as a prepayment of, all or any portion of the sums due under the 3 Columbus Circle Whole Loan and the amount of mandatory repayment is more than seventy-five percent (75%) of the outstanding principal balance of the 3 Columbus Circle Whole Loan (a “Lender Paydown Election”), then, so long as no Event of Default has occurred and is continuing, the Borrower will have the right to prepay the 3 Columbus Circle Whole Loan in whole (but not in part), within ninety (90) days of such application of such insurance proceeds or condemnation awards or required prepayment. Such prepayment will be treated as a voluntary prepayment made in accordance with the terms and provisions

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of Loan Agreement described above, except that, the Borrower is only required to provide five (5) Business Days’ prior notice of such prepayment and no prepayment consideration or Yield Maintenance Default Premium will be due in connection with such prepayment.

If during the continuance of an Event of Default, the payment of all or any part of the 3 Columbus Circle Whole Loan is tendered by the Borrower or otherwise recovered by the Lender, such tender or recovery will be (a) required to be made on the next occurring Payment Date together with the applicable Monthly Payment and (b) if occurring prior to the Permitted Release Date, deemed a voluntary prepayment by the Borrower and the Borrower will be required to pay an amount equal to the Yield Maintenance Default Premium.

“Permitted Release Date” means the second (2nd) anniversary of the first Payment Date.

“Prepayment Rate” means the bond equivalent yield (in the secondary market) on the United States government security that as of five Business Days prior to the date that such prepayment will be applied in accordance with the Loan Agreement has a remaining term to maturity closest to, but not exceeding, the remaining term of the 3 Columbus Circle Whole Loan to the Maturity Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

“Yield Maintenance Default Premium” means an amount equal to the greater of (a) four percent (4%) of the outstanding principal balance of the 3 Columbus Circle Whole Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the 3 Columbus Circle Whole Loan is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

Defeasance

At any time after the date that is the earlier of (i) two years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust which holds the portion of the Note last to be securitized or (ii) April 11, 2022 (the “Permitted Defeasance Date”), but prior to the Permitted Par Prepayment Date, the Borrower may cause the full release of the Mortgaged Property from the lien of the 3 Columbus Circle Whole Loan (a “Defeasance Event”) upon the satisfaction of certain conditions, including:

(i)       the Borrower provides the Lender not less than 30 days’ prior written notice specifying the Payment Date on which the Defeasance Event is to occur (the “Defeasance Date”) (which notice may be revoked or modified by Borrower no less than five (5) Business Days prior to the Defeasance Date, provided that Borrower pays all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) actually incurred by Lender in connection with such revocation or modification);

(ii)       the Borrower pays to the Lender all accrued and unpaid interest on the principal balance of the 3 Columbus Circle Whole Loan to and including the Defeasance Date and, if the Defeasance Date is not a Payment Date, the interest that would have accrued on the 3 Columbus Circle Whole Loan through and including the next Payment Date;

(iii)       the Borrower pays to the Lender all other sums (not including scheduled interest or principal payments), if any, then due and payable under the Note, the Loan Agreement, the Mortgage and the other Loan Documents;

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(iv)       the Borrower delivers non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America or (b) to the extent acceptable to the Rating Agency, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act as amended that, in either case, provide for payments on or prior, but as close as possible to, all successive scheduled Payment Dates occurring after the Defeasance Date in amounts equal to or greater than the monthly debt service Payment Amounts due on such Payment Dates under the Loan Agreement and the Notes (up to and including the Permitted Par Prepayment Date) and assuming the entire 3 Columbus Circle Whole Loan is prepaid in full on the Permitted Par Prepayment Date (the “Defeasance Collateral”), each of which is duly endorsed by the holder of such Defeasance Collateral as directed by the Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent lender (including, without limitation, such certificates, documents and instruments as may be required by the depository institution holding such securities or the issuer of such securities, as the case may be, to effectuate book entry transfers and pledges through the book entry facilities of such institution) in order to perfect upon the delivery of the Defeasance Collateral the first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests;

(v)       the Borrower executes and delivers a pledge and security agreement, in form and substance that would be satisfactory to a prudent lender, creating a first priority security interest in favor of the Lender in the Defeasance Collateral (the “Defeasance Security Agreement”);

(vi)       the Borrower delivers an opinion from counsel reasonably satisfactory to the Lender opining, among other things, that the Borrower has legally and validly transferred and assigned the Defeasance Collateral and all obligations, rights and duties under and to the Notes to the Successor Borrower, that the Lender has a perfected first priority security interest in the Defeasance Collateral, and that no REMIC Trust will fail to maintain its status as a REMIC as a result of such Defeasance Event;

(vii)       the Borrower delivers a Rating Agency Confirmation from the Rating Agency to the effect that such release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event and, if required by the Rating Agency, the Borrower delivers an insolvency opinion in form and substance satisfactory to the Lender and satisfactory to the Rating Agency;

(viii)       the Borrower delivers an officer’s certificate certifying that the requirements set forth in this section have been satisfied;

(ix)       the Borrower delivers a certificate of an independent certified public accountant certifying that the Defeasance Collateral generates monthly amounts equal to or greater than the amounts owed on all successive scheduled Payment Dates assuming the Notes are prepaid in full on the Permitted Par Prepayment Date;

(x)       the Borrower delivers such other certificates, documents or instruments as the Lender may reasonably request; and

(xi)       the Borrower is required to pay certain costs and expenses (including reasonable attorneys’ fees) of the Lender, the Rating Agency, any Servicer and the Trustee incurred in connection with the Defeasance Event.

Upon the occurrence of a Defeasance Event, the Mortgaged Property will be released from the lien of the 3 Columbus Circle Whole Loan and the Defeasance Collateral pledged pursuant to the Defeasance Security Agreement will be the sole source of collateral securing the Notes. On or prior to the Defeasance Date, the Lender will be required, at the Borrower’s expense, to execute and deliver any agreements reasonably requested by the Borrower to release the lien of the 3 Columbus Circle Whole Loan and the other Loan Documents from the Mortgaged Property and other Collateral from the lien; provided, however, that the Borrower is required to pay all of the Lender’s costs and expenses in connection with

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such release, including the Lender’s reasonable attorneys’ fees and expenses and any fees and expenses of the Rating Agency, incurred in connection therewith.

In connection with a Defeasance Event, the Borrower is required to transfer and assign all obligations, rights and duties under and to the Notes and the Defeasance Security Agreement, together with the Defeasance Collateral, to a newly-created successor entity, which entity is required to be a special purpose entity designated or established by the Borrower (the “Successor Borrower”). The Successor Borrower is required to assume the Borrower’s obligations under the Notes and the Defeasance Security Agreement. The Borrower is required to pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Notes and the Defeasance Security Agreement except for any provisions that expressly survive the defeasance or repayment of the debt. The Borrower is also required to pay any fees payable to the Rating Agency in connection with the above.

Payment of Certain Trust Fund Expenses

Pursuant to the Loan Agreement, the Borrower is required to promptly reimburse the Lender on demand for (a) interest payable on advances made by the Servicer or the Trustee, as applicable, with respect to delinquent debt service payments (to the extent charges are due pursuant to the Loan Agreement and interest at the Default Rate actually paid by the Borrower in respect of such payments are insufficient to pay the same) or expenses paid by the Servicer or the Trustee in respect of the protection and preservation of the Mortgaged Property (including, without limitation, payments of taxes and insurance premiums) and (b) all costs and expenses, liquidation fees, work-out fees, special servicing fees, operating advisor fees, if any, or any other similar fees payable by the Trust to the Servicer or the Special Servicer; provided, that in no event will work-out fees or liquidation fees each exceed 100 basis points and in no event will the monthly special servicing fee exceed 50 basis points on an annual basis: (i) as a result of an Event of Default or the 3 Columbus Circle Whole Loan becoming serviced by the Special Servicer under the Pooling and Servicing Agreement, an enforcement, refinancing or restructuring of the credit arrangements provided under the Loan Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding; (ii) any liquidation fees, work-out fees, special servicing fees, operating advisor fees, if any, or any other similar fees that are due and payable to the Servicer, the Special Servicer or the Trustee under the Pooling and Servicing Agreement, which fees may be due and payable under the Pooling and Servicing Agreement on a periodic or continuing basis; (iii) the costs of all property inspections and/or appraisals of the Mortgaged Property (or any updates to any existing inspection or appraisal) that the Servicer, the Special Servicer or the Trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by the Servicer under the Pooling and Servicing Agreement); or (iv) any special requests made by the Borrower or the Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, defeasance, assumption or modification of the Loan.

Lockbox and Cash Management Account

The Borrower is required to establish and maintain an account (the “Lockbox Account”) with the lockbox bank for the benefit of the Lender and under the sole control of the Lender. The Borrower must, or must cause the Property Manager to, on or prior to the Origination Date, with respect to leases then in effect, and (ii) the date of execution of any lease entered into after the Origination Date, deliver tenant direction letters to all tenants under leases to deliver all rents (excluding security deposits) payable thereunder directly into the Lockbox Account. The Borrower and the Property Manager are required to deposit all amounts received by the Borrower or the Property Manager constituting rents into the Lockbox Account within two Business Days after receipt under the Loan Agreement. The lockbox bank is required to transfer all amounts on deposit in the Lockbox Account to a Cash Management Account (the “Cash Management Account”) maintained by Wells Fargo Bank, National Association (the “Agent”) once every Business Day during the term of the Loan. The Borrower has granted to the Lender a first priority security interest in the Lockbox Account.

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Provided no Event of Default or Bankruptcy Action of Borrower or Manager has occurred and is continuing, commencing on the first Payment Date and on each Payment Date thereafter, Agent will apply all funds on deposit in the Cash Management Account and collected during the applicable collection period, less the minimum balance, to the following subaccounts in the following amounts and order of priority as per Lender’s or its designee’s written instructions: (i) to pay any amounts required by the Loan Agreement to be deposited into the Tax and Insurance Escrow Fund; (ii) to pay the due and payable fees and expenses of the Agent, to the Agent subaccount; (iii) to pay the monthly debt service payment due on the next occurring Payment Date, to the mortgage debt service subaccount; (iv) during the continuance of a Cash Sweep Period, to pay any amounts required by the Loan Agreement to be deposited into the Replacement Reserve Account; (v) during the continuance of a Cash Sweep Period to pay any amounts required by the Loan Agreement to be deposited into the Rollover Reserve Account; (vi) to pay any interest accruing at the Default Rate (less amounts already paid pursuant to clause (iii) above), late payment charges and other amounts then due under the Loan Documents, to the mortgage debt service subaccount; (vii) during the continuance of a Cash Sweep Period, payments for operating expenses for the applicable period in accordance with the related Approved Annual Budget, to the operating expense subaccount; (viii) during the continuance of a Cash Sweep Period, payments for extraordinary expenses approved by the Lender, to the extraordinary expense subaccount; (ix) provided no Event of Default or Bankruptcy Action of Borrower or Manager is continuing, (a) during the continuance of a Cash Sweep Period caused by a DSCR Trigger Event (notwithstanding that a Tenant Trigger Event may also then exist), all amounts then remaining after payment of items (i) through (viii) above (the “Excess Cash Flow”), will be deposited into the Excess Cash Flow Subaccount to be held and applied in accordance with the Loan Agreement; or (b) during the continuance of a Cash Sweep Period caused only by a Tenant Trigger Event all Excess Cash Flow will be deposited into the Young & Rubicam subaccount to be held and applied in accordance with the Loan Agreement; (x) lastly, provided no Cash Sweep Period is then in effect, all amounts remaining in the Cash Management Account after deposits for items described in clauses (i) through (iii) and (vi) above, to the Borrower’s remainder account. If no Cash Sweep Period exists and sufficient funds are in the Cash Management Account to make the foregoing required distributions for the next following payment date, the Agent will automatically make a single disbursement to the Borrower in the amount of any such amounts in the Borrower’s remainder subaccount to the Borrower’s account specified in the Cash Management Agreement.

Upon an Event of Default or a Bankruptcy Action of a Borrower (other than an Involuntary Borrower Bankruptcy), the Lender may apply any funds in the Cash Management Account to any obligations in such order of priority as the Lender may determine in its sole discretion or may hold any funds in the Cash Management Account as additional Collateral for the Loan.

“Bankruptcy Action” means with respect to any person (a) such person filing a voluntary petition under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (b) the filing of an involuntary petition against such person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such person; (c) such person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (d) such person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such person or any portion of the Mortgaged Property other than at the request of Lender or by or on behalf of any Lender; or (e) such person making a general assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due or to take action in furtherance of any of the foregoing.

“Cash Sweep Event” means the occurrence and continuation of: (a) an Event of Default; (b) any Bankruptcy Action of a Borrower or the Property Manager; (c) a DSCR Trigger Event; or (d) a Tenant Trigger Event.

“Cash Sweep Period” means the period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) a Cash Sweep Event Cure or (b) until the payment in full of all amounts due under the Loan Documents or defeasance in full of the Loan Documents.

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“DSCR Trigger Event” means the debt service coverage ratio based on the trailing three month period immediately preceding the date of such determination is less than 1.30x.

“Involuntary Borrower Bankruptcy” means, the filing of an involuntary petition against a Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and such Borrower, the Guarantor or their respective affiliates do not collude with, or otherwise assist or solicit or cause to be solicited petitioning creditors for any insolvency petition against such Borrower.

“Tenant BK Trigger” means a Bankruptcy Action of Young & Rubicam or its parent company.

“Tenant Trigger Event” means either (i) a Tenant BK Trigger or (ii) a Tenant Vacancy Trigger.

“Tenant Vacancy Trigger” means if Young & Rubicam vacates, abandons or “goes dark” in eighty-five percent (85%) or more of the Young & Rubicam Space (and no sub-tenant is then in occupancy of any of the Young & Rubicam Space).

Reserve Funds

The Borrower is required to establish the reserve accounts described below as set forth in the Loan Documents under the circumstances described below. The reserve accounts are required to be maintained by the Servicer pursuant to the terms of the Pooling and Servicing Agreement.

Required Repairs Funds

Under the terms of the Loan Documents, the Borrower is required to perform the repairs at the Mortgaged Property, as more particularly set forth on Schedule II of the Loan Agreement (such repairs are referred to as “Required Repairs”). Borrower will promptly commence the Required Repairs following the Origination Date and thereafter diligently prosecute the Required Repairs to completion using its commercially reasonable efforts. Borrower will not be required to make any upfront reserve deposit with Lender in connection with the Required Repairs.

Tax and Insurance Escrow Fund

Under the terms of the Loan Documents, the Borrower is required to maintain a reserve fund for taxes and other charges, and insurance premiums payable with respect to the Mortgaged Property into which the Borrower is required to deposit on each Payment Date an amount equal to (a) 1/12th of the annual Taxes and other charges reasonably estimated by the Lender to be payable with respect to the Mortgaged Property during the next ensuing 12 months in order to accumulate sufficient funds to pay all such Taxes at least 30 days prior to their respective due dates and (b) 1/12th of the annual insurance premiums reasonably estimated by the Lender to be payable for the renewal of coverage provided by the insurance policies upon the expiration of such insurance policies in order to provide the Lender with sufficient funds to pay all such insurance premiums at least 30 days prior to the expiration of the insurance policies (such amounts in clauses (a) and (b) above are referred to as the “Tax and Insurance Escrow Fund”). If at any time the Lender reasonably determines that the funds on deposit in the Tax and Insurance Escrow Fund will not be sufficient to pay amounts set forth in clauses (a) and (b) above, the Borrower will be required to increase its monthly payments by the amount that the Lender estimates will be sufficient to make up the deficiency at least 30 days prior to the Taxes and other charges and/or 30 days prior to the expiration of the insurance policies. If the Borrower successfully appeals and obtains a reduction in the amount of real estate taxes due for the Mortgaged Property, upon the Borrower’s request, the Lender will recalculate the monthly payment required to be made to the Tax and Insurance Escrow Fund, and any excess escrow will be returned to the Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund.

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Notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, the Borrower is not required to make deposits for the payment of insurance premiums into the Tax and Insurance Escrow Fund so long as the Borrower maintains a blanket insurance policy in form and substance reasonably acceptable to the Lender, and provided further that no Mortgage Event of Default will exist and remain uncured

Notwithstanding the foregoing, provided that no Event of Default has occurred and is continuing, to the extent that Borrower has provided Lender with evidence reasonably satisfactory to Lender (as determined by Lender in its sole but reasonable discretion) that all taxes and other charges have been paid prior to the date such taxes and other charges are due and payable, which evidence will be provided to Lender prior to the date that such taxes and other charges are due, Borrower will not be required to make deposits pursuant to the Loan Agreement with respect to taxes and other charges.

Replacement Reserve Fund

Under the terms of the Loan Documents, the Borrower is required to maintain a reserve fund (the “Replacement Reserve Fund”) into which the Borrower on each Payment Date during the continuance of a Cash Sweep Period, is required to pay to the Lender an amount equal to $12,500 or such higher amount recommended by a property condition report (such amount, the “Replacement Reserve Monthly Deposit”). Such Replacement Reserve Monthly Deposit will be deposited into an account (the “Replacement Reserve Account”) for the payment of replacements, repairs and capital expenditures permitted to be made to the Mortgaged Property during the calendar year (collectively the “Replacements”). Notwithstanding the preceding sentence, the amount of Replacement Reserve Funds on deposit in the Replacement Reserve Account at any given time may not exceed $1,000,000 in the aggregate (the “Replacement Reserve Cap”) and, accordingly, to the extent a Replacement Reserve Monthly Deposit would result in the aggregate amount of Replacement Reserve Funds in the Replacement Reserve Account to exceed the Replacement Reserve Cap, such Replacement Reserve Monthly Deposit will be decreased by an amount equal to such excess. Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time; provided that, (a) no such reassessment must occur until the date which is three (3) years following the Origination Date and (b) Lender is not be permitted to conduct such reassessment more frequently than one (1) time per calendar year thereafter. In the event that, pursuant to a reassessment conducted in accordance with the immediately preceding sentence, Lender reasonably determines that an increase to the monthly amounts required to be deposited into the Replacement Reserve Fund is necessary to maintain the proper maintenance and operation of the Mortgaged Property, then such increase will be effective upon thirty (30) days’ written notice to Borrower. Notwithstanding anything to the contrary contained herein the Replacement Reserve Cap can never be increased during the term of the 3 Columbus Circle Whole Loan.

If the Borrower is making deposits of the Replacement Reserve Monthly Deposit into the Replacement Reserve Account, the Lender is required to, upon satisfaction of the conditions specified in the applicable section of the Loan Agreement, disburse funds from the Replacement Reserve Fund to pay for the costs of the Replacements, no more frequently than once in any calendar month period; provided, that the Lender will not be required to make disbursements from the Replacement Reserve Account for Replacements costing less than $5,000. The Borrower is required to provide the Lender with evidence of completion of the subject Replacement or portion under the Loan Agreement reasonably satisfactory in the Lender’s judgment.

The insufficiency of any balance in the Replacement Reserve Fund will not relieve the Borrower from its obligation to preserve and maintain the Mortgaged Property in accordance with the terms of the Loan Documents.

Rollover Reserve Fund

The Borrower is required to pay to Lender on each Payment Date during the continuance of a Cash Sweep Period an amount equal to $62,900 (the “Rollover Reserve Monthly Deposit”), which amounts are to be deposited with and held by Lender for tenant improvement and leasing commission

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obligations incurred following the date under the Loan Agreement. Amounts so deposited will hereinafter be referred to as the “Rollover Reserve Fund” and the account to which such amounts are held are to be referred to as the “Rollover Reserve Account”. Notwithstanding the preceding sentence, the amount of Rollover Reserve Funds on deposit in the Rollover Reserve Account at any given time cannot exceed $5,000,000 in the aggregate (the “Rollover Reserve Cap”) and, accordingly, to the extent a Rollover Reserve Monthly Deposit would result in the aggregate amount of Rollover Reserve Funds in the Rollover Reserve Account to exceed the Rollover Reserve Cap, such Rollover Reserve Monthly Deposit will be decreased by an amount equal to such excess.

Provided no Event of Default under the Loan Agreement exists, Lender is required to make disbursements from the Rollover Escrow Fund for tenant improvement obligations (including, without limitation, landlord work and/or tenant allowances) and leasing commission obligations incurred by Borrower. All such expenses must be approved by Lender in its reasonable discretion (in each case, unless such tenant improvement and/or leasing commission is set forth in a Major Lease entered into in accordance with the terms of the Loan Agreement, in which case Lender’s approval will not be required). Lender is required to make such disbursements within ten (10) Business Days after (a) delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender, for requests in excess of $100,000.00, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment and (b) satisfaction of all other conditions set forth in the Loan Agreement. Such disbursements are required be made in increments of no less than $5,000.00 and not more often than once per month. Lender may require an inspection of the Mortgaged Property at Borrower’s expense prior to making any disbursement in order to verify completion of improvements in excess of $500,000.00 for which reimbursement is sought. Borrower is permitted to make requests for disbursement from any other reserve account maintained by Lender pursuant to the terms of the Loan Agreement and the other Loan Documents on different dates during a calendar month so long as Borrower does not make more than one request for disbursement from the same reserve account during such calendar month.

Free Rent Reserve

Borrower was required to pay to Lender on the Origination Date, an amount equal to $847,793.62 which amount will be deposited with and held by Lender for payment to Borrower of any free rent credit due to any Tenant (each, a “Free Rent Tenant”) pursuant to any Free Rent Tenant’s respective Lease as set forth on Schedule IV under the Loan Agreement. Amounts so deposited are referred to as the “Free Rent Reserve Funds” and the account in which such amounts are held are referred to as the “Free Rent Reserve Account”).

Provided no Event of Default has occurred and is then continuing (unless such Event of Default is cured by the application of the proceeds of the subject disbursement), Lender will be required to make disbursements from the Free Rent Reserve Account in accordance with Schedule IV under the Loan Agreement. All disbursements required to be made by Lender pursuant to the Loan Agreement are to be deposited, on the applicable Payment Date, into the Cash Management Account as if such sums were received by Borrower as Rent and are to be applied on each such Payment Date in accordance with the terms of the Cash Management Agreement.

TI/LC Reserve Fund

Borrower was required to pay to Lender on the Origination Date an initial deposit in the amount of $1,820,891.36, which amount was deposited with and held by Lender for tenant improvement and leasing commission obligations for the leases set forth on Schedule V attached to the Loan Agreement. All amounts deposited pursuant to the Loan Agreement are collectively referred to as the “TI/LC Reserve Fund” and the account to which such amounts are held will hereinafter be referred to as the “TI/LC Reserve Account”.

Provided no Event of Default under the Loan Agreement exists, Lender will make disbursements from the TI/LC Reserve Fund for tenant improvement obligations (including, without

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limitation, landlord work and/or tenant allowances) and leasing commission obligations incurred by Borrower with respect to the leases set forth on Schedule V to the Loan Agreement. All such expenses must be approved by Lender in its reasonable discretion (in each case, unless such tenant improvement and/or leasing commission is set forth in the applicable Lease set forth on Schedule V to the Loan Agreement, in which case Lender’s approval will not be required). Lender will make such disbursements as requested by Borrower within (10) Business Days after (a) delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender, for requests in excess of $100,000.00, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment and (b) satisfaction of all other conditions set forth in the Loan Agreement. Lender may require an inspection of the Mortgaged Property at Borrower’s expense prior to making a disbursement in order to verify completion of improvements in excess of $500,000.00 for which reimbursement is sought. Lender is not required to make such disbursements more often than once per month and in increments of less than $5,000.00.

Young & Rubicam Reserve Fund

During the continuation of a Cash Sweep Period caused only by a Tenant Trigger Event, Borrower will be required to deposit with Lender all Excess Cash Flow in the Cash Management Account, which will be required to be held in a Lender-controlled account (or subaccount of the Cash Management Account) as additional security for the 3 Columbus Circle Whole Loan to cover expenses anticipated to be incurred in connection with re-leasing the Young & Rubicam Space and amounts so held are referred to as the “Young & Rubicam Reserve Fund” and the account to which such amounts are held are referred to as the “Young & Rubicam Reserve Account”. Notwithstanding the preceding sentence, the amount of Young & Rubicam Reserve Funds on deposit in the Young & Rubicam Reserve Account at any given time cannot exceed $40,000,000 in the aggregate (the “Young & Rubicam Reserve Cap”) and, accordingly, to the extent that the Young & Rubicam Reserve Cap has been reached and there is additional Excess Cash Flow, and provided that no other Cash Sweep Period is then continuing, such additional Excess Cash Flow will be released from the Cash Management Account at the direction of Borrower.

(a)       Provided no Event of Default is continuing, Lender will make the disbursements of the Young & Rubicam Reserve Funds to Borrower out of the Young & Rubicam Reserve Account, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or, with respect to the final disbursement of the Young & Rubicam Reserve Funds, in such lesser amount as requested by Borrower) provided that: (i) such disbursement is for an Approved Young & Rubicam Replacement Lease Expense; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Young & Rubicam Replacement Lease Expenses, and a description under the Loan Agreement, (2) stating that any tenant improvements at the Mortgaged Property to be funded by the requested disbursement (or the relevant portion under the Loan Agreement as to which such request for funds relates) have been substantially completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Approved Young & Rubicam Replacement Lease Expenses (or the relevant portions under the Loan Agreement) to be funded from the disbursement in question have not been the subject of a previous disbursement, (4) stating that all previous disbursements of Young & Rubicam Reserve Funds have been used to pay the previously identified Approved Young & Rubicam Replacement Lease Expenses, and (5) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (B) a copy of any material license, material permit or other material approval by any governmental authority required in connection with the tenant improvements and not previously delivered to Lender, (C) copies of paid invoices or other evidence of payment satisfactory to Lender and, if required by Lender, for requests in excess of $100,000.00, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment, (D) at Lender’s option, for disbursements in the amount of $100,000 or more, a title search for the Mortgaged Property indicating that the Mortgaged Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (E) if requested by Lender in connection with the final disbursement from the Lease Sweep Reserve Account for tenant improvement costs under a Lease, a current Tenant estoppel certificate in the form required to be provided by the Tenant under such Lease or otherwise in form and

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substance reasonably acceptable to Lender. Notwithstanding, the foregoing, to the extent Young & Rubicam Reserve Funds are not sufficient to pay all Approved Young & Rubicam Replacement Lease Expenses at such time, Borrower will be required to pay any such shortfall prior to the release of any Young & Rubicam Reserve Funds from the Young & Rubicam Reserve Account.

(b)       Upon the occurrence of a Cash Sweep Event Cure and provided no other Cash Sweep Period then exists, all Young & Rubicam Reserve Funds not previously disbursed or applied pursuant to clause (a), above, will be transferred to or at the direction of Borrower. Any Young & Rubicam Reserve Funds remaining after the Debt has been paid in full or the 3 Columbus Circle Whole Loan has been defeased are to be paid to Borrower.

“Approved Young & Rubicam Replacement Lease Expenses” mean actual out-of-pocket expenses incurred by Borrower in leasing the Young & Rubicam Space at the Mortgaged Property pursuant to a Major Lease approved by Lender pursuant to the terms hereof, including brokerage commissions, tenant improvements and other tenant inducements, and tenant allowances required under any such Major Lease, which expenses (i) are specifically approved by Lender in connection with approving the applicable Major Lease and (ii) are substantiated by executed Lease documents and brokerage agreements.

“Young & Rubicam Space” means the demised premises leased by Young & Rubicam pursuant to the Young & Rubicam Lease.

Excess Cash Flow Reserve Fund

During the continuance of a Cash Sweep Period, the Borrower is required to deposit into a reserve fund (the “Excess Cash Flow Reserve Fund”) all Excess Cash Flow in the Cash Management Account, which will be required to be held by the Lender as additional security for the 3 Columbus Circle Whole Loan.

“Cash Sweep Event Cure” means (a) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a DSCR Cure, (b) if the Cash Sweep Event is caused solely by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion), (c) if the Cash Sweep Event is caused by a Bankruptcy Action of Manager, if Borrower replaces the Manager with a Qualified Manager under a Replacement Management Agreement within ninety (90) days of the occurrence of such Bankruptcy Action, (d) if the Cash Sweep Event is caused solely by the occurrence of (x) a Tenant BK Trigger, Young & Rubicam or its parent company affirming the Young & Rubicam Lease in the applicable bankruptcy proceeding, (y) a Tenant Vacancy Trigger, the replacement of Young & Rubicam with an acceptable replacement Tenant pursuant to a Lease approved by Lender in its reasonable discretion in accordance with the terms under the Loan Agreement and such Tenant having accepted possession of its premises under the Lease and with all tenant improvement costs and free rent amounts reserved with Lender, or (z) any Tenant Trigger, upon the satisfaction of the Tenant Escrow Requirement (in which case, Borrower will be deemed to have cured any existing Tenant Trigger immediately upon such date), or (e) if the Cash Sweep Event is caused by more than one of the Cash Sweep Event triggers listed in the definition under the Loan Agreement, the cure of all such Cash Sweep Events as provided in this definition; provided, however, that, such Cash Sweep Event Cure set forth in this definition will be subject to the following conditions, Borrower will have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable, out of pocket attorney’s fees and expenses. In no event will Borrower have the right to cure a Cash Sweep Event caused by a Bankruptcy Action of Borrower.

“DSCR Cure” means either the achievement of a Debt Service Coverage Ratio of 1.30 to 1.00 or greater for two (2) consecutive calendar quarters based upon the trailing three (3) month period immediately preceding the date of determination (in which case the applicable Cash Sweep Event will terminate on the last day of the calendar month during which the foregoing Debt Service Coverage Ratio has been achieved).

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“Debt Service Coverage Ratio” means a ratio for the applicable period in which:

(a) the numerator is the Underwritten Net Cash Flow; and

(b) the denominator is the aggregate amount of interest payments for the 3 Columbus Circle Whole Loan which would be due for the applicable period.

“Qualified Manager” means either (a) the Property Manager; (b) any property manager that (1) is a property management company having at least ten (10) years’ experience in the management of office properties in the greater New York metropolitan area, (2) at the time of its engagement as property manager, has at least 3,000,000 rentable square feet under management in office properties (excluding the Mortgaged Property) in the greater New York metropolitan area, including at least 2 similar Class A office properties (excluding the Mortgaged Property), (3) has not been, and is not controlled by any person who has been the subject of any Bankruptcy Action within 7 years prior to the date of the proposed Transfer (other than a Bankruptcy Action that was involuntary and not consented to by such person or its affiliates and which was dismissed within ninety (90) days of being filed), (4) has not been, and is not controlled by any person(s) which have ever been, convicted of a felony and (5) has never been, and is not affiliated with a person who has been, indicted or convicted for a Patriot Act offense and is not a Prohibited Person or on any government list, or (c) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Mortgaged Property, provided, that, in each case, if required by Lender, Borrower having obtained (i) with respect to clause (c), a Rating Agency Confirmation from the Approved Rating Agencies with respect to the management of the Mortgaged Property by such and (ii) with respect to clauses (b) and (c), if such entity is an affiliate of Borrower, an additional insolvency opinion.

“Tenant BK Trigger” means a Bankruptcy Action of Young & Rubicam or its parent company.

“Tenant Vacancy Trigger” means if Young & Rubicam vacates, abandons or “goes dark” in eighty-five percent (85%) or more of the Young & Rubicam Space (and no sub-tenant is then in occupancy of any of the Young & Rubicam Space).

Application of Amounts in Reserve Funds

Amounts held in the Reserve Funds will be held as additional security for the 3 Columbus Circle Whole Loan until expended or applied in accordance with Loan Agreement. Subject to the terms of the Loan Agreement and the Cash Management Agreement, upon the occurrence and during the continuance of an Event of Default or a Bankruptcy Action of the a Borrower, the Lender may, in addition to any and all other rights and remedies available to it, apply any sums then present in any or all of the Reserve Funds to the payment of the 3 Columbus Circle Whole Loan in any order in its sole discretion.

“Cash Management Agreement “ means that certain Cash Management Agreement, dated as of the Origination Date, by and between the Borrower, the Lender and Wells Fargo Bank, National Association (the “Agent”), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Eligible Institution” means (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, and “P-1” by Moody’s Investors Service, Inc. (“Moody’s”) in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than 30 days, the long-term unsecured debt obligations of which are rated at least “A+” S&P and “Aa3” by Moody’s), (b) Capital One, National Association, JPMorgan Chase Bank, National Association or Wells Fargo Bank, National Association, provided that the rating by S&P, Moody’s and the other Approved Rating Agencies for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the

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ratings in effect as of the Origination Date, or (c) such other depository institution otherwise approved by the Approved Rating Agencies from time-to-time.

“Reserve Funds” means, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Rollover Reserve Fund, the Free Rent Reserve Fund, the TI/LC Reserve Fund, the Excess Cash Flow Reserve Fund and any other escrow fund established by the Loan Documents.

Permitted Transfers

Without the prior written consent of the Lender, and except to the extent otherwise set forth below, the Borrower may not, and may not permit any Restricted Party to, do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Mortgaged Property or any part of the Mortgaged Property or any legal or beneficial interest in the Mortgaged Property, (ii) enter into any PACE Loan, or (iii) permit the voluntary or involuntary sale, conveyance, assignment, transfer or other transfer or disposal of a legal or beneficial interest, whether direct or indirect (a “Sale”) or the voluntary or involuntary encumbrance, pledge, or grant of option of a legal or beneficial interest, whether direct or indirect (a “Pledge”) of an interest in any Restricted Party other than (a) pursuant to leases of space in the improvements to tenants in accordance with the Loan Agreement and (b) Permitted Transfers.

Notwithstanding the provisions of the Loan Agreement described above, the Lender’s consent, and the consent, approval or confirmation of the Rating Agency or any other person, will not be required in connection with any of the following (each, a “Permitted Transfer”):

(i)       one or a series of Transfers of the stock, the limited partnership interests or non-managing membership interests (as the case may be) representing a direct or indirect interest in a Restricted Party (excluding any direct interests any Borrower, Devash LLC, Devash LLC – Series A and Devash LLC – Series B);

(ii)       any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the person or persons lawfully entitled thereto;

(iii)       any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the person or persons lawfully entitled thereto;

(iv)       the transfer or issuance of shares of common stock or other securities in any person that is a publicly traded entity, provided such shares of common stock or securities are listed on the New York Stock Exchange, AMEX, NASDAQ or another nationally recognized stock exchange in the United States.

(v)       any sale, assignment or other transfer of any tenancy in common ownership interest in the Mortgaged Property by and between Series A Borrower and Series B Borrower.

Notwithstanding any other provisions of the Loan Agreement, any Transfer (including a Permitted Transfer) will be permitted so long as the following conditions are satisfied:

(i)       at all times, Guarantor (or, in the case of clause (ii) or (iii), above, a successor to Guarantor) must continue to (x) control each Restricted Party and (y) own, directly or indirectly, not less than twenty-three percent (23%) of the legal and beneficial interests in Borrower, in the aggregate;

(ii)       In the event of any Transfer:

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(A)       pursuant clause (i) above, Lender must receive not less than ten (10) Business Days prior written notice of such proposed Transfer and an updated organizational chart which shows the new proposed ownership structure of Borrower; provided however, that so long as in each case, such Transfer is otherwise effected in compliance with the provisions of the Loan Agreement, no such notice or organizational chart will be required unless such Transfer will result in the transferee (either itself or collectively with its affiliates), which did not own a ten percent (10%) or greater interest (directly or indirectly) in the Borrower immediately prior to such Transfer, owning a ten percent (10%) or greater equity interest (directly or indirectly) in Borrower as a result of such Transfer;

(B)       pursuant to clause (ii) or (iii) above, Lender must receive written notice of such Transfer and an updated organizational chart reflecting such Transfer, in each case, within ten (10) Business Days following such Transfer; provided however, so long as in each case, such Transfer is otherwise effected in compliance with the provisions of the Loan Agreement, that no such notice or organizational chart will be required unless such Transfer will result in the transferee (either itself or collectively with its affiliates), which did not own a ten percent (10%) or greater interest (directly or indirectly) in the Borrower immediately prior to such Transfer, owning a ten percent (10%) or greater equity interest (directly or indirectly) in Borrower as a result of such Transfer; and

(C)       pursuant to clause (iv) above, so long as in each case, such Transfer is otherwise effected in compliance with the provisions of the Loan Agreement, no such notice or organizational chart will be required unless such Transfer will result in the transferee (either itself or collectively with its affiliates), which did not own a ten percent (10%) or greater interest (directly or indirectly) in the Borrower immediately prior to such Transfer, owning a ten percent (10%) or greater equity interest (directly or indirectly) in Borrower as a result of such Transfer, in which case, such notice must be delivered as soon as Borrower has knowledge thereof, but in no event more than ten (10) Business Days after such Permitted Transfer;

(iii)       If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower are owned by any person and its affiliates that owned less than forty-nine percent (49%) direct or indirect interest in Borrower as of the Origination Date, Borrower must, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies; and

(iv)       Lender performed searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements and to the extent that any Transfer will result in the transferee (either itself or collectively with its affiliates) who did not directly or indirectly own at least ten percent (10%) of Borrower prior to such Transfer owning a ten percent (10%) or greater equity interest (directly or indirectly) in Borrower, Lender’s receipt of satisfactory search results, at Borrower’s cost and expense, is a condition precedent to such Transfer.

No transfer of the Mortgaged Property and assumption of the 3 Columbus Circle Whole Loan is permitted during the period that is 60 days prior to and 60 days after the Origination Date. Otherwise, the Lender’s consent will not be required to a transfer of all of the Mortgaged Property or the legal or beneficial ownership interests in the Borrower (if such transfer is not already a Permitted Transfer) and assumption of the entire 3 Columbus Circle Whole Loan will not be required provided that Lender receives 60 days prior written notice of such Permitted Assumption and no Event of Default has occurred and is continuing, and the following additional requirements are satisfied:

(i)       the Borrower pays Lender concurrently with the closing of such transfer, a transfer fee equal to (x) $250,000 for the first two assumptions and (y) one quarter of one percent (0.25%) of the outstanding principal balance of the 3 Columbus Circle Whole Loan for each subsequent assumption, in each case at the time of such transfer;

(ii)       Borrower pays all reasonable out-of-pocket costs incurred in connection with such Permitted Assumption (including, without limitation, the Lender’s counsel’s fees and disbursements

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and all recording fees, title insurance premiums and mortgage and intangible taxes, following the Origination Date, and the fees and out-of-pocket expenses of the Rating Agency);

(iii)       to the extent the Transferee is not a Qualified Equityholder or at least fifty-one percent (51%) of the direct or indirect equity interests in Transferee are not owned by a Qualified Equityholder, the proposed Transferee or Transferee’s Principals must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Mortgaged Property, which expertise will be reasonably determined by Lender and Lender will have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld, conditioned or delayed;

(iv)       to the extent the Transferee is not a Qualified Equityholder or at least fifty-one percent (51%) of the direct or indirect equity interests in Transferee are not owned by a Qualified Equityholder, the Transferee and Transferee’s Principals, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender;

(v)       To the extent the Transferee is not a Qualified Equityholder or at least fifty-one percent (51%) of the direct or indirect equity interests in Transferee are not owned by a Qualified Equityholder, Transferee, Transferee’s Principals and all other entities which may be owned or controlled directly or indirectly by Transferee’s Principals (“Related Entities” ) must not have been the subject of any Bankruptcy Action within seven (7) years prior to the date of the proposed Transfer (other than a Bankruptcy Action that was involuntary and not consented to by Transferee, Transferee’s Principals or any Related Entities and which was dismissed within ninety (90) days of being filed);

(vi)       with respect to a Transfer of the Mortgaged Property, Transferee will assume all of the obligations of Borrower under the Loan Documents arising or accruing following the date of the closing of such Transfer in a manner reasonably satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii)       there is no material litigation or regulatory action pending or threatened in writing against Transferee, Transferee’s Principals or any Related Entities which, in each case, which would be likely to result in a material adverse effect;

(viii)       to the extent the Transferee is not a Qualified Equityholder or at least fifty-one percent (51%) of the direct or indirect equity interests in Transferee are not owned by a Qualified Equityholder, Lender will have performed searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” and anti-money laundering requirements, including, but not limited to, Patriot Act and OFAC searches, and Lender will have received satisfactory search results for any owner of Transferee which will own a ten (10%) or greater equity interest (directly or indirectly) in Borrower after giving effect to such Transfer;

(ix)       with respect to any Transfer of the Properties, Transferee must be able to satisfy all representations and covenants in the Loan Agreement and in all cases Transferee and Transferee’s Principals (as the case may be) must be able to satisfy all the representations and covenants set forth in the Loan Agreement, no Default or Event of Default will otherwise occur as a result of such Transfer, and Transferee will deliver (A) all organizational documentation reasonably requested by Lender, which will be reasonably satisfactory to Lender and, following a Securitization, satisfactory to the Approved Rating Agencies and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(x)       to the extent the Transferee is not a Qualified Equityholder or at least fifty-one percent (51%) of the direct or indirect equity interests in Transferee are not owned by a Qualified Equityholder, if required by Lender, Transferee will be approved by Lender and the Approved Rating

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Agencies, which Rating Agency approval, if required by Lender, will take the form of a Rating Agency Confirmation with respect to such assumption or Transfer;

(xi)       prior to any release of Guarantor, one (1) or more substitute guarantors that are Qualified Equityholders or are otherwise reasonably acceptable to Lender will have assumed all of the liabilities and obligations of Guarantor arising or accruing following the date of the closing of the Transfer under the Guaranty and Environmental Indemnity Agreement executed by Guarantor or execute a replacement guaranty and environmental indemnity in the same forms as the Guaranty and Environmental Indemnity executed on the Closing or otherwise reasonably satisfactory to Lender and delivered an Additional Insolvency Opinion covering the replacement guaranty and environmental indemnity;

(xii)       the Borrower is required to deliver, at its sole cost and expense, an endorsement to the title insurance policy, as modified by the assumption agreement, as a valid first lien on the Mortgaged Property and naming the transferee as owner of the Mortgaged Property, which endorsement must ensure that, as of the date of the recording of the assumption agreement, the Mortgaged Property will not be subject to any additional exceptions or liens other than those contained in the title insurance policy issued on the Origination Date and the encumbrances expressly permitted under the Loan Agreement;

(xiii)       the Mortgaged Property will be managed by Qualified Manager pursuant to a Replacement Management Agreement (or the Transferee will assume the obligations of Borrower under the Management Agreement); and

(xiv)       the Borrower or the transferee, at its sole cost and expense, will be required to deliver to the Lender an insolvency opinion reflecting such Transfer satisfactory in form and substance to the Lender.

Immediately upon a Permitted Assumption to such transferee and the satisfaction of all of the above requirements, the Borrower and the Guarantor will be released from repayment of the Debt and from all other liability under the Loan Agreement, the Note, the Mortgage, the Guaranty, the Environmental Indemnity Agreement and the other Loan Documents for all matters arising and accruing after the date of the closing of such Transfer. The foregoing release will be effective upon the date of the closing of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

The Borrower has a one time right to Transfer the Mortgaged Property to, and cause the assumption of the 3 Columbus Circle Whole Loan by, a special purpose entity 100% owned and Controlled by the Guarantor, without the consent of the Lender but otherwise subject to all of the conditions set forth above, excluding clause (i). For the purposes of this paragraph only, Guarantor is deemed to be a “Qualified Transferee”.

“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions under the Loan Agreement), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in the Borrower or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the 3 Columbus Circle Whole Loan made by the Lender is in violation of law.

“Qualified Equityholder” means a Qualified Transferee that is any one of the following:

(a)       a pension fund (which includes any federal, state, municipal or any other governmental employee retirement system), pension trust or pension account that (i) has a net worth of at least $500,000,000 (exclusive of its interest in the Mortgaged Property) and (ii) immediately prior to any such transfer of the Mortgaged Property, owns (directly or indirectly) or manages (directly or through a

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Qualified Manager) real estate assets in excess of $1,000,000,000 (exclusive of the Mortgaged Property) and is regularly engaged in the business of owning (directly or indirectly) or operating (directly or through a Qualified Manager) interests in office properties similar to the building of which the Mortgaged Property forms a part in major metropolitan areas and at least 1,500,000 rentable square feet of which must be located in the New York metropolitan area (in each case, exclusive of the Mortgaged Property);

(b)       a pension fund advisor or similar fiduciary or advisor with respect to a pension fund that (i) immediately prior to any transfer of the Mortgaged Property to such person or entity, owns or manages real estate assets in excess of $1,000,000,000 (exclusive of the Mortgaged Property) and (ii) is acting on behalf of one or more pension funds that, in the aggregate, owns or manages real estate assets in excess of $1,000,000,000 (exclusive of the Mortgaged Property) and is regularly engaged in the business of owning or operating (directly or through a Qualified Manager) interests in office properties similar to the building of which the Mortgaged Property forms a part in major metropolitan areas and at least 1,500,000 rentable square feet of which must be located in the New York metropolitan area (in each case, exclusive of the Mortgaged Property);

(c)       an insurance company subject to the jurisdiction of an insurance commissioner (or similar official or agency) of any state in the United States or the District of Columbia that (i) has a net worth of at least $400,000,000 and (ii) immediately prior to any such transfer of the Mortgaged Property, owns (directly or indirectly) or manages real estate assets in excess of $1,000,000,000 (exclusive of the Mortgaged Property) and is regularly engaged in the business of owning (directly or indirectly) or operating (directly or through a Qualified Manager) interests in office properties similar to the building of which the Mortgaged Property forms a part in major metropolitan areas and at least 1,500,000 rentable square feet of which must be located in the New York metropolitan area (in each case, exclusive of the Mortgaged Property); and/or

(d)       a bank, savings and loan association, investment bank, trust company, commercial credit corporation, mutual fund, government entity or plan, real estate investment trust (including any mortgage real estate investment), real estate company, investment fund or other financial institution substantially similar to any of the foregoing, that (i) has a net worth equal to at least $500,000,000 (exclusive of its interests in the Mortgaged Property) and (ii) immediately prior to a transfer of the Mortgaged Property to such corporation, owns (directly or indirectly) or manages real estate assets of at least $1,000,000,000 (exclusive of the Mortgaged Property) and is regularly engaged in the business of owning (directly or indirectly) or operating interests in office properties similar to the building of which the Mortgaged Property forms a part in major metropolitan areas and at least 1,500,000 rentable square feet of which must be located in the New York metropolitan area (in each case, exclusive of the Mortgaged Property).

“Qualified Transferee” means a transferee for whom, prior to the transfer, Lender will have received: (i) evidence that the proposed transferee (x) has never been indicted or convicted of, or plead guilty or no contest to, a Patriot Act Offense and is not on any Government List, (y) has never been convicted of, or plead guilty or no contest to, a felony (other than traffic-related matters), and (z) unless a Rating Agency Confirmation is being obtained in connection with such transferee, has not in the past seven (7) years been the subject of a voluntary or involuntary (to the extent the same has not been discharged) Bankruptcy Action, and (ii) if the proposed transferee will obtain control of or obtain a direct or indirect interest of ten percent (10%) or more in Borrower as a result of such proposed transfer, a litigation and credit history check and such other customary searches against such proposed transferee that is reasonably acceptable to Lender.

“Restricted Party” means individually and/or collectively, as the context may require, LLC Borrower, Series A Borrower, Series B Borrower, Devash LLC, Devash LLC – Series A, Devash LLC – Series B, Eretz LLC and 3 Columbus Circle Owner LLC.

“TIC Agreement” means that certain Second Amended and Restated Tenancy in Common Agreement among Series A Borrower and Series B Borrower, as tenants in common, dated as of the date hereof, as the same may be further amended, supplemented and/or otherwise modified from time to time in accordance with the terms of the Loan Agreement.

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Additional Indebtedness; Liens

Permitted Indebtedness and Liens

The Borrower is not permitted to incur any indebtedness other than the Permitted Debt and such other liabilities as are permitted by the Loan Agreement.

The Borrower is not permitted to create, incur, assume or suffer to exist any lien on any portion of the Mortgaged Property or permit any such action to be taken, other than the following (the “Permitted Encumbrances”):

(i)       the liens and security interests created by the Loan Documents and any foreclosure with respect to such security interests;

(ii)       all liens, encumbrances and other matters disclosed in the title insurance policy relating to the Mortgaged Property;

(iii)       liens, if any, for taxes imposed by any governmental authority or other charges not yet due or which are being contested in accordance with the terms of the Loan Agreement;

(vi) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not have a material adverse effect; and

(v) leases and the rights of tenants and parties (and future tenants and parties) claiming by, through or under them, as tenants only, including subleases and non-disturbance agreements in connection therewith, to the extent, in each case, entered into in accordance with the Loan Agreement and (f) the TIC Agreement

“Permitted Debt” means unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Mortgaged Property and the routine administration of Borrower, (i) not evidenced by a note, (ii) in amounts not to exceed three percent (3%) of the amount of outstanding principal balance of the 3 Columbus Circle Whole Loan and which amounts are normal and reasonable under the circumstances, (iii) which liabilities are not more than sixty (60) days past the date incurred and are paid when due unless being contested in accordance with the terms of the Loan Agreement, and provided there exists sufficient cash flow from the Mortgaged Property to do so and Lender permits such cash flow to be applied for such purposes, and (iv) Permitted Subordinated Member Debt.

“Permitted Subordinated Member Debt” means subordinate loans made by one Series Borrower to the other Series Borrower pursuant to the terms of the TIC Agreement that satisfy all of the following criteria: (i) not less than thirty (30) days prior written notice will be given to Lender specifying the date on which the subordinate loan is scheduled to close, (ii) such subordinate loan will be unsecured and will not create a Lien, (iii) payments under or with respect to any such subordinate loan will be made only from Excess Cash Flow from the Mortgaged Property distributed to Borrower’s operating account in accordance with the terms of the Cash Management Agreement, (iv) the subordinate loan is non-recourse to the Series Borrower making such loan, and its assets, other than Excess Cash Flow from the Mortgaged Property distributed to Borrower’s operating account in accordance with the terms of the Cash Management Agreement, and does not constitute a claim against the Series Borrower making such loan if such Excess Cash Flow is insufficient to pay the subordinate loan in full, (v) the holder of such subordinate loan will waive all rights to declare a default and pursue remedies with respect to such subordinate loan while the Debt is outstanding, (vi) the Series Borrower holding such subordinate loan will not be permitted to petition for or otherwise institute proceedings under the Bankruptcy Code against the other Series Borrower or LLC Borrower, (vii) the maturity date of such subordinate loan will be no earlier than the Maturity Date, (viii) prior to making any such subordinate loan, the Series Borrower making such loan will enter into a subordination and standstill agreement in form and substance reasonably acceptable to Lender, and (ix) Borrower will pay to Lender, or reimburse Lender for, all costs and expenses incurred by Lender, including reasonable

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fees and expenses of Lender’s counsel incurred in connection with the review and documentation concerning the subordinate loan regardless of whether such subordinate loan is closed.

Maintenance and Repair; Compliance; Alterations

The Borrower has covenanted to maintain the Mortgaged Property in good working order and repair (normal wear and tear and casualty excepted). The Borrower is required to do or cause to be done all things necessary to comply with all laws, orders and ordinances applicable to the Mortgaged Property. In addition, the Borrower has covenanted not to commit or permit any other person or entity in occupancy of or involved in the operation or use of the Mortgaged Property to commit any act or omission which would afford the federal government or any state or local government the right of forfeiture as against the Mortgaged Property or any part of the Mortgaged Property or any monies paid in performance of the Borrower’s obligations under any of the Loan Documents.

The Borrower has agreed not to initiate or consent to any zoning reclassification of any portion of the Mortgaged Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Mortgaged Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of the Lender, which consent must not be unreasonably withheld, conditioned or delayed.

Except as set forth below, the Borrower must obtain the Lender’s prior written consent to any alterations to any improvements, which (i) have an aggregate cost, together with all related alterations, in excess of 3% of the outstanding principal balance of the 3 Columbus Circle Whole Loan (the “Threshold Amount”), or (ii) have a material adverse effect on the Borrower’s financial condition, the value of the Mortgaged Property or the Mortgaged Property’s net operating Income, which consent will not be unreasonably withheld, conditioned or delayed.

If the total unpaid amounts due and payable with respect to alterations (other than alterations subject to Restoration) to the improvements at the Mortgaged Property (other than any amounts to be paid or reimbursed by tenants under the leases) at any time exceed the Threshold Amount, the Borrower will be required to promptly deliver to the Lender as security for the payment of those amounts and as additional security for the Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (y) other “government securities” within the meaning of the Investment Company Act of 1940 to the extent acceptable to the Rating Agency, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the Approved Rating Agencies have provided a Rating Agency Confirmation with respect to or (D) an irrevocable letter of credit. Such security will be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the improvements on the Mortgaged Property (other than those amounts to be paid or reimbursed by tenants under the leases over the Threshold Amount and the Lender may apply such security from time to time at its option to pay for such alterations.

Leases

The Borrower may not enter into a Major Lease with respect to the Mortgaged Property, written after the date under the Loan Agreement, without the prior written approval of the Lender, which approval may not be unreasonably withheld, conditioned or delayed. All renewals of leases and all proposed leases are required to provide for rental rates then comparable to existing local market rates. All proposed leases will be on commercially reasonable terms and will not contain any terms which would materially affect the Lender’s rights under the Loan Documents. In addition, each lease is required to provide that, among other things, pursuant to either (x) the terms of such Lease or (y) a subordination, non-disturbance and attornment agreement substantially in the form and substance as the form attached to the

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Loan Agreement as Exhibit B (the “SNDA”), it is subordinate to the Mortgage and the related tenant agrees to attorn to the Lender or any purchaser at a sale by foreclosure or power of sale.

The Borrower is required to (i) observe and perform all material obligations imposed upon the lessor under the leases (excluding subleases to which Borrower is not a party) in a commercially reasonable manner; (ii) use commercially reasonable efforts to enforce and may amend or terminate (other than as described below) the terms, covenants and conditions contained in the leases (excluding subleases to which Borrower is not a party) upon the part of the tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to materially impair the value of the Mortgaged Property; provided that no termination of a lease by the Borrower or acceptance or surrender by reason of a tenant default, and then only in a commercially reasonable manner to preserve and protect the Mortgaged Property or as otherwise expressly required by the leases; provided, further, that no such amendment, modification, termination or surrender of any Major Lease will be permitted without the prior written consent of the Lender, which approval will not be unreasonably withheld, conditioned or delayed. The Borrower is not permitted to (i) collect any of the rents more than one month in advance (other than security deposits), (ii) execute any other assignment of lessor’s interest in the leases or the rents (except as contemplated by the Loan Documents), or (iii) alter, modify or change the terms of the leases in a manner inconsistent with the provisions of the Loan Documents.

“Major Lease” means (a) any Lease which, either individually or when taken together with any other Lease with the same Tenant or its affiliates and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease demises 40,000 rentable square feet or greater in the Improvements (except that Tenant’s expansion options or other preferential rights to lease additional space will not be included as part of the space under the applicable Lease if such expansion or other preferential rights are on a fair market rental basis), (b) any Lease which contains any purchase option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Mortgaged Property, (c) any Lease under which the Tenant is an affiliate of Borrower or Guarantor or (d) any Lease entered into during the continuance of an Event of Default.

Tenancy In Common and Subordination and Pledge of Tenant In Common Rights

The Second Amended and Restated Tenants in Common Agreement between the Series Borrowers dated as of the Origination Date (the “TIC Agreement”) contains the provisions included in the applicable section in the Loan Agreement.

Each Series Borrower, for themselves and for their respective successors and assigns is jointly and severally liable for the 3 Columbus Circle Whole Loan and no Borrower will terminate, modify, change, supplement, alter, amend or cancel the TIC Agreement without the Lender’s prior written consent;

The Mortgaged Property must be managed at all times by a Qualified Manager;

Each Series Borrower, as a tenant in common, for themselves and for their respective successors and assigns, subordinates in all respects the TIC Agreement and all of its rights and remedies, indemnity or otherwise, under the TIC Agreement to the lien of the Mortgage and the other Loan Documents and to all of the Lender’s rights under the Mortgage and the other Loan Documents;

Each Series Borrower, as a tenant in common, for themselves and for their respective successors and assigns, hereby agrees that any option to purchase or rights of first refusal with respect to another Borrower’s interest in the Mortgaged Property and any other similar rights are subject and subordinate to the Mortgage and other Loan Documents, including the transfer restrictions contained therein;

The Series Borrowers pledge and collaterally assign to the Lender all of its rights, privileges and prerogatives as a party to the TIC Agreement and the Management Agreement, including any and all

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rights of first refusal (including those which arise under section 363(i) of the Bankruptcy Code), any options to purchase and other similar rights;

Each Series Borrower, as a tenant in common, for themselves and for their respective successors and assigns, hereby waives any right it may have to bring an action for partition with respect to the Mortgaged Property.

Risk Management

Insurance

The Borrower is required to obtain and maintain, or cause to be obtained and maintained, insurance for the Borrower and the Mortgaged Property providing at least the following coverages:

(i)       comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the improvements and any personal property identified in the related Mortgage (the “Personal Property”), (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of the Loan Agreement will mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $100,000 for all such insurance coverage; provided, however, with respect to windstorm and earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the Mortgaged Property; and (D) if any of the improvements or the use of the Mortgaged Property at any time constitutes legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the Full Replacement Cost, coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to the Lender. In addition, the Borrower is required to obtain: (y) if any portion of the improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to (1) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) such greater amount as the Lender will require, and (z) earthquake insurance in amounts and in form and substance satisfactory to the Lender in the event that the Mortgaged Property is located in an area with a high degree of seismic activity; provided that such insurance pursuant to clauses (y) and (z) under the Loan Agreement is required to be on terms consistent with the comprehensive all risk insurance Policy described in this subsection (i);

(ii)       business income or rental loss insurance (A) with loss payable to the Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to 100% of the projected gross revenues from the operation of the Mortgaged Property (as reduced to reflect expenses not incurred during a period of restoration for a period of restoration at least 24 months after the date of the casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 6 months from the date that the Mortgaged Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the Policy may expire prior to the end of such period. The amount of such business income or rental loss insurance will be determined prior to the Origination Date and at least once each year thereafter based on the Borrower’s reasonable estimate of the gross revenues from the Mortgaged Property for the succeeding 12-month period. Notwithstanding the cash management provisions of the Loan Agreement, all proceeds payable to the Lender as described in this subsection will be held by the Lender and are required to be applied to the obligations secured by the Loan Documents from time to time due and payable under the Loan Agreement and under the Notes; provided, however, that nothing contained in the Loan Agreement will be deemed to relieve the Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective

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dates of payment provided for in the applicable section of the Loan Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)       at all times during which structural construction, repairs or alterations are being made with respect to the improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella/excess liability insurance, covering claims related to the structural construction, repairs or alterations being made at the Mortgaged Property which are not covered by or under the terms or provisions of the below mentioned commercial general liability and umbrella/excess liability insurance policies; and (B) the insurance described in subsection (i) above written in a so called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Mortgaged Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)       comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as are reasonably required by the Lender on terms consistent with the commercial property insurance Policy described under subsection (i) above;

(v)       commercial general liability, insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Mortgaged Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence, with self-insured retention not greater than $100,000.00; (B) to continue at not less than the aforesaid limit until required to be changed by the Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4)  contractual liability for all insured contracts and (5) contractual liability covering the indemnification of the Lender by the Borrower under the terms of the mortgage to the extent the same is available;

(vi)       if applicable, commercial automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, containing minimum limits per occurrence of $1,000,000;

(vii)       if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the state in which the Mortgaged Property is located;

(viii)       umbrella and excess liability insurance in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance Policy described under subsection (v) above, and including, but not limited to, supplemental coverage for employer liability and automobile liability, as applicable, which umbrella liability coverage will apply in excess of such supplemental coverage;

(ix)       the insurance required under clauses (i), (ii), (v) and (viii) above will cover perils of terrorism and acts of terrorism and the Borrower is required to maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under clauses (i), (ii), (v) and (viii) above at all times during the term of the 3 Columbus Circle Whole Loan; and so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) or a similar or subsequent statute is in effect, terrorism insurance for foreign and domestic acts (as such terms are defined in TRIPRA or similar or subsequent statute) on terms (including amounts) consistent with those required under the Loan Agreement. If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, Borrower will be required to carry terrorism insurance throughout the term of the 3 Columbus Circle Whole Loan as required by the preceding sentence, but in such event Borrower will not be required to spend on terrorism insurance coverage more than two (2) times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Loan Agreement (without giving effect to the cost of terrorism, wind and earthquake components of

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such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount;

(xi) without duplication of the insurance required under clauses (i)-(x) above and (xii) below, workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies will be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns will be so endorsed; and

(xii)       upon 60 days’ written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as the Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Mortgaged Property located in or around the region in which the Mortgaged Property is located.

All insurance provided for as described above is required to be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”), and is required to be subject to the approval of the Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies are required to be issued by (1) financially sound and responsible insurance companies authorized to do business in the State of New York and all carriers having (1) a claims paying ability rating of “A” or better by S&P (and the equivalent under the Loan Agreement by the other Approved Ratings Agencies, if such other Approved Rating Agencies rate the applicable insurer), provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) will be provided by insurance companies having a claims paying ability rating of “A-” or better by S&P (and the equivalent under the Loan Agreement by the other Approved Ratings Agencies, if such other Approved Rating Agencies rate the applicable insurer) and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) will be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P (and the equivalent under the Loan Agreement by the other Approved Ratings Agencies, if such other Approved Rating Agencies rate the applicable insurer) and (2) “A:X” or better in the current Best’s Insurance Reports. The Policies described in the Loan Agreement (other than those strictly limited to liability protection) will designate Lender as loss payee. Not less than 5 Business Days prior to the expiration dates of the Policies which are furnished to the Lender, certificates of insurance evidencing the Policies, to be followed by complete copies of the Policies upon issuance, accompanied by evidence satisfactory to the Lender of payment of the premiums due and payable thereunder (the “Insurance Premiums”) is delivered by the Borrower to the Lender. The Borrower is required to forward to the Lender within three Business Days a copy of each written notice received by the Borrower of any proposed or actual modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. Borrower will, within five (5) Business Days request from Lender, deliver complete copies of the Policies then currently issued and in effect and (provided that any such Policies may be redacted with respect to information regarding any other property for which coverage is provided thereunder other than the Mortgaged Property).

Any blanket insurance Policy will specifically allocate to the Mortgaged Property the amount of coverage from time to time required under the Loan Agreement or will otherwise provide the same protection as would a separate Policy insuring only the Mortgaged Property in compliance with the provisions of the Loan Agreement (any such blanket policy, an “Acceptable Blanket Policy”). To the extent that the Policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of the Mortgaged Property (the “Radius”), the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth in the Loan Agreement for the Mortgaged Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis.

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Casualty and Condemnation

If the Mortgaged Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), the Borrower is required to give prompt written notice of such damage to the Lender. Following any Casualty, the Borrower is required to promptly commence and diligently prosecute the completion of the Restoration of the Mortgaged Property as nearly as possible to the condition such Mortgaged Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by the Lender. The Lender may participate in any settlement discussions with any insurance companies (and will have approval rights with respect to any final settlement, such approval not to be unreasonably withheld or delayed) with respect to any casualty in which the net insurance proceeds or the costs of completing the Restoration are equal to or greater than $300,000.00. Upon the request by the Lender, the Borrower will be required to deliver to the Lender all instruments required by the Lender to permit such participation.

If any portion of the Mortgaged Property is taken by a condemning authority the Borrower is required to promptly commence and diligently prosecute the Restoration of the Mortgaged Property.

Following the damage of the Mortgaged Property, in whole or part, by fire or other casualty, or a temporary or permanent taking by any governmental authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Mortgaged Property, or any interest in the Mortgaged Property or right accruing to the Mortgaged Property, including any right of access to the Mortgaged Property or any change of grade affecting the Mortgaged Property or any part of the Mortgaged Property if the Net Proceeds are less than 3% of the outstanding principal balance of the 3 Columbus Circle Whole Loan, and the costs of completing the Restoration are less than 3% of the outstanding principal balance of the 3 Columbus Circle Whole Loan, provided the conditions set forth below are satisfied and the Borrower delivers to the Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of the Loan Agreement, the Lender will be required to disburse to the Borrower such insurance proceeds or awards to be applied to the costs of Restoration of the Mortgaged Property.

“Net Proceeds” means (i) the net amount of all insurance proceeds received by the Lender on the (A) comprehensive all risk “special form” insurance, (B) comprehensive boiler and machinery insurance, (C) insurance covering perils of terrorism and acts of terrorism and (D) workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement, as a result of such damage or destruction, after deduction of its reasonable costs and expenses or (ii) the net amount of the award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same, whichever the case may be.

If the Net Proceeds are equal to or greater than 3% of the outstanding principal balance of the 3 Columbus Circle Whole Loan or the costs of completing the Restoration are equal to or greater than 3% of the outstanding principal balance of the 3 Columbus Circle Whole Loan, then the Lender will be required to make the Net Proceeds available to the Borrower for the restoration of the Mortgaged Property, provided that, the following conditions are met:

(A)       no Event of Default has occurred and is continuing;

(B)       with respect to net insurance proceeds, less than 25% of the total floor area of the improvements identified in the related Mortgage on the Mortgaged Property has been damaged, destroyed or rendered unusable as a result of such casualty or (2) with respect to net condemnation proceeds, less than 10% of the land constituting the Mortgaged Property is taken, and such land is located along the perimeter or periphery of the Mortgaged Property, and no portion of the related improvements is located on such land;

(C)       leases demising in the aggregate a percentage amount equal to or greater than 80% of the total rentable space in the Mortgaged Property which has been demised under executed and

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delivered leases in effect as of the date of the occurrence of such casualty or condemnation whichever the case may be, will remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such casualty or condemnation, whichever the case may be, and the Borrower and/or tenant, as applicable under the respective lease, will make all necessary repairs and restorations thereto at their sole cost and expense;

(D)       subject to force majeure, the Borrower commences the Restoration as soon as reasonably practicable (but, subject to force majeure, in no event later than 60 days after such casualty or condemnation, whichever the case may be, occurs) and diligently pursues the same to satisfactory completion;

(E)       the Lender is satisfied that any operating deficits, including all monthly debt service payment amounts, which will be incurred with respect to the Mortgaged Property as a result of the occurrence of any such casualty or condemnation, whichever the case may be, will be covered out of (1) the net insurance or condemnation awards, (2) business income insurance required under the Loan Agreement, if applicable, (3) any other security Lender receives to cover the same which is reasonably satisfactory to Lender or (4) by other funds of Borrower;

(F)       the Lender is satisfied that the Restoration will be completed on or before the earliest to occur of (1) six months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any leases compromising not less than 80% of the Mortgaged Property, (3) such time as may be required under all applicable legal requirements in order to repair and restore the Mortgaged Property to the condition it was in immediately prior to such casualty or to nearly as possible the condition it was or to as nearly as possible the condition it was in immediately prior to such condemnation, (4) the expiration of the business income insurance coverage required under the Loan Agreement or (5) the date required for such completion, if any, pursuant to the Condominium Documents;

(G)       the Mortgaged Property and the use of the Mortgaged Property after the Restoration will be in compliance in all material respects with and permitted under all applicable legal requirements;

(H)       the Restoration will be done and completed by the Borrower in an expeditious and diligent fashion and in compliance with all applicable legal requirements;

(I)       such casualty or condemnation, as applicable, does not result in the loss of access to the Mortgaged Property or the improvements;

(J)       the Loan Debt Service Coverage Ratio for the Mortgaged Property after giving effect to the Restoration is equal to or greater than 1.40 to 1.0;

(K)       the Borrower delivers, or causes to be delivered, to the Lender a signed detailed budget approved in writing by the Borrower’s architect or engineer stating the estimated entire cost of completing the Restoration, which budget will be subject to the Lender’s reasonable approval; and

(L)       the net insurance proceeds or condemnation awards together with any cash or cash equivalent deposited by the Borrower with the Lender are sufficient in the Lender’s reasonable discretion to cover the cost of the Restoration.

Any net insurance proceeds or condemnation awards remaining after the completion of a Restoration will be deposited in the Cash Management Account to be disbursed in accordance with the Loan Agreements, provided that no Event of Default will have occurred and will be continuing under the Loan Documents.

All net insurance proceeds not required (i) to be made available for the Restoration or (ii) to be returned to the Borrower as described in the preceding paragraph may be retained and applied by the

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Lender in accordance with the Loan Documents, without payment of any prepayment consideration (see ”—Prepayment” above).

Notwithstanding anything to the contrary contained in the Loan Documents, if immediately following a release of any portion of the lien of the Mortgage in connection with a condemnation of the Mortgaged Property (but taking into account any proposed Restoration on the remaining portion of the Mortgaged Property), the loan-to-value ratio is greater than 125% (such value to be determined, in the Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC trust), the principal balance of the 3 Columbus Circle Whole Loan must be prepaid down by an amount not less than the least of the following amounts: (i) the condemnation proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the loan-to-value ratio (as so determined by the Lender) after the release does not increase, unless the Lender receives an opinion of counsel that if such amount is not paid, the Trust will not fail to maintain its status as a REMIC trust as a result of the related release of such portion of the lien of the Mortgage.

The “Loan Debt Service Coverage Ratio “ means a ratio for the applicable period in which:

(a)       the numerator is the Underwritten Net Cash Flow; and

(b)       the denominator is the aggregate amount of interest payments for the 3 Columbus Circle Whole Loan which would be due for the applicable period.

“Restoration” means the repair and restoration of a Mortgaged Property after a casualty or condemnation as nearly as possible to the condition such Mortgaged Property was in immediately prior to such casualty or condemnation, with such alterations as may be reasonably approved by the Lender.

Environmental Indemnity

In connection with the origination of the 3 Columbus Circle Whole Loan, the Borrower and the Guarantor (the “Environmental Indemnitor”) executed an environmental indemnity agreement (the “Environmental Indemnity Agreement”) with respect to the Mortgaged Property. Under the Environmental Indemnity Agreement, the Environmental Indemnitor agreed to protect, defend, indemnify, release and hold harmless the Lender and other indemnified parties (collectively, the “Environmental Indemnitees”) from and against all Losses arising from certain events described in the Environmental Indemnity Agreement, including but not limited to, (except to the extent any such Losses are caused by or result from the gross negligence or willful misconduct of the Indemnitee): (i) any presence of any Hazardous Substances in, on, above, or under the Mortgaged Property; (ii) any past, present or threatened release of Hazardous Substances in, on, above, under or from the Mortgaged Property; (iii) any activity by the Environmental Indemnitor, any person affiliated with the Environmental Indemnitor, and any tenant or other user of the Mortgaged Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Mortgaged Property of any Hazardous Substances at any time located in, under, on or above the Mortgaged Property; (iv) any activity by the Environmental Indemnitor, any person affiliated with the Environmental Indemnitor, and any tenant or other user of the Mortgaged Property in connection with any actual or proposed remediation of any Hazardous Substances at any time located in, under, on or above the Mortgaged Property, whether or not such remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (v) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Mortgaged Property or operations thereon, including but not limited to any failure by the Environmental Indemnitor, any person affiliated with the Environmental Indemnitor, and any tenant or other user of the Mortgaged Property to comply with any order of any governmental authority in connection with any Environmental Laws; (vi) the imposition, recording or filing or the threatened imposition, recording or filing of any environmental lien encumbering the Mortgaged Property; (vii) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed under the Environmental Indemnity Agreement; (viii) any past, present or threatened injury to, destruction of or loss

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of natural resources in any way connected with the Mortgaged Property relating to Hazardous Substances or any violation of Environmental Laws, including but not limited to costs to investigate and assess such injury, destruction or loss; (ix) any acts of the Environmental Indemnitor, any person affiliated with the Environmental Indemnitor, and any tenant or other user of the Mortgaged Property in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Substances from the Mortgaged Property to any facility or incineration vessel containing such or similar Hazardous Substances; (x) any acts of the Environmental Indemnitor, any person affiliated with any Environmental Indemnitor, and any tenant or other user of the Mortgaged Property in accepting any Hazardous Substances for transport from the Mortgaged Property to disposal or treatment facilities, incineration vessels or sites from which there is a release, or a threatened release of any Hazardous Substance which causes the incurrence of costs for remediation; (xi) any personal injury, wrongful death, or property or other damage arising under any statutory or common law or tort law theory relating to Hazardous Substances or violations of Environmental Laws in connection with the Mortgaged Property, including but not limited to damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Mortgaged Property; and (l) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations related to Hazardous Substances and/or Environmental Laws pursuant to the Loan Agreement, the Loan Agreement or the Mortgage.

In the event that Borrower obtains and maintains a policy of environmental insurance naming Lender (together with its successors and assigns) as an additional named insured (together with any replacement or renewal under the Loan Agreement in form and substance reasonably satisfactory to Lender, the “Environmental Insurance”), then Lender agrees to first seek recovery under such Environmental Insurance before seeking indemnity, reimbursement or recovery from Indemnitor for Losses within the scope of the indemnity under the Environmental Indemnity Agreement that are within the scope of coverage and are not specifically excluded from the terms of the Environmental Insurance , provided that: (A) the Environmental Insurance is in full force and effect and has not been voided or otherwise cancelled at the time of such Losses; (B) any such Losses exceed the amount of the then available deductible under the Environmental Insurance; (C) Indemnitor will pay or reimburse Lender for any deductible and the actual out-of-pocket costs and expenses reasonably incurred by Lender in making its claim for coverage; and (D) if Indemnified persons are unable to collect under the Environmental Insurance with respect to any claim made with respect to any such Losses, within one hundred eighty (180) days after having made its initial claim, provided such inability or failure is not a result of Indemnified persons’ failure to use good faith efforts to collect any such Losses under the Environmental Insurance or the gross negligence or willful misconduct of the Indemnified persons, then Indemnified persons will thereafter have the right to seek indemnification with respect to any such Losses in accordance with the terms under the Loan Agreement, to the extent not paid under the Environmental Insurance.

The obligations and liabilities of the Environmental Indemnitor under the Environmental Indemnity Agreement will fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage. Notwithstanding the provisions of the Environmental Indemnity Agreement to the contrary, the liabilities and obligations of Indemnitor under the Environmental Indemnity Agreement will not apply to the extent that Indemnitor can prove that such liabilities and obligations arose solely from Hazardous Substances or violations of Environmental Law that: (a) were not present on or an imminent threat to the Mortgaged Property prior to the date that Indemnitee or its nominee acquired title to the Mortgaged Property, whether by foreclosure, exercise of power of sale or otherwise and (b) were not the result of any act or negligence of Indemnitor or any of Indemnitor’s affiliates, agents or contractors. Notwithstanding the foregoing, the indemnification obligations of Indemnitor under the Environmental Indemnity Agreement will terminate on the date which is three (3) years after (x) the full and indefeasible payment by Indemnitor of the Debt, provided, that (i) such three (3) year period will not commence until the date on which Indemnitor furnishes to Indemnitee a Phase I environmental report with respect to the Mortgaged Property, which reports are from an environmental consultant reasonably acceptable to Indemnitee and the Rating Agencies, and which updated environmental report(s) do not disclose, as of the date of delivery, any actual or threatened (A) non-compliance with or violation of applicable Environmental Laws (or of permits issued pursuant to Environmental Laws) in connection with the Mortgaged Property or

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the operations thereon, (B) Environmental Liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the Environmental Indemnity Agreement which processes or proceedings could, in Indemnitee’s reasonable opinion, trigger Indemnitor’s indemnification obligations under the Environmental Indemnity Agreement or (D) presence or Release of Hazardous Substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable Environmental Laws and (ii) as of the date of determination, there is no pending legal action related to the Mortgaged Property in connection with any matter addressed under the Environmental Indemnity Agreement (or under the provisions under the Loan Agreement). If a release of Indemnitor from its obligations under the Environmental Indemnity Agreement is not permitted solely as a result of the condition set forth in clause (ii) above failing to be satisfied, the Environmental Indemnity Agreement will remain in full force and effect until such time as the such legal action has been resolved by a final, non-appealable determination of a court of competent jurisdiction and Indemnitor has fully paid any and all amounts required to be paid to any Indemnified Party as a result of and/or in connection with such legal action and/or the resolution under the Loan Agreement.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health (as it relates to exposure to Hazardous Substances) or the environment, relating to Hazardous Substances, relating to liability for or costs of remediation or prevention of releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health (as it relates to exposure to Hazardous Substances) or the environment. “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant to the Loan Agreement, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: (a) conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Mortgaged Property; (b) requiring notification or disclosure of releases of Hazardous Substances or other environmental condition of the Mortgaged Property to any governmental authority or other person, whether or not in connection with transfer of title to or interest in property; (c) imposing conditions or requirements in connection with permits or other authorization for lawful activity, in each case related to Hazardous Substances or other environmental condition of the Mortgaged Property; (d) relating to nuisance, trespass or other causes of action, in each case, related to Hazardous Substances or other environmental condition of the Mortgaged Property; (e) relating to wrongful death or personal injury resulting from environmental conditions or exposure to Hazardous Substances; or (f) Mortgaged Property or other damage in connection with any environmental condition or use of Hazardous Substances at the Mortgaged Property.

“Hazardous Substances” include, but are not limited to, any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance in all material respects with all Environmental Laws.

The term “Losses” includes any loses (other than mere diminution in value, except for a diminution in value that results in an actual out-of-pocket loss to Indemnitee), damages (excluding punitive

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damages, except to the extent actually payable by an Indemnified Party to a third party), costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value (excluding any decrease in value due to market conditions that are unrelated to an event giving rise to a loss, damage or claim otherwise described in this definition of Losses for which Indemnitor is liable in accordance with the terms under the Loan Agreement), fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages (but only to the extent actually payable by an Indemnified Party to a third party), litigation costs, attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including but not limited to costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

Financial Reporting

The Borrower is required to maintain (or will cause to be maintained) on a fiscal year basis, in accordance with the requirements for a special purpose entity set forth in the Loan Agreement and an Approved Accounting Method, proper and accurate books, records and accounts reflecting all of the financial affairs of the Borrower and all items of income and expense in connection with the operation of the Mortgaged Property.

Each Borrower is required to furnish to the Lender annually, within 120 days following the end of each fiscal year of such Borrower, a complete copy of such Borrower’s annual financial statements(which may be on a consolidated basis) audited by an independent certified public accountant reasonably acceptable to Lender (it being acknowledged and agreed by Lender that Cotter & Kavanaugh LLP is an approved independent certified public accountant for all purposes under the Loan Agreement and the other Loan Documents) in accordance with an Approved Accounting Method covering the Mortgaged Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Mortgaged Property and a balance sheet for Borrower. Such statements will set forth the financial condition and the results of operations for the Mortgaged Property for such Fiscal Year, and will include, but not be limited to, amounts representing annual net operating income, net cash flow, gross income, and operating expenses

The Borrower is required to furnish to the Lender on or before 45 days after the end of each calendar quarter the following items, accompanied by an officer’s certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of the Borrower and the Mortgaged Property (subject to normal year-end adjustments), as applicable: (i) a rent roll as of the last day of the subject quarter; (ii) quarterly and year to date operating statements (including capital expenditures) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the Replacement Reserve Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Mortgaged Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; (iii) a calculation reflecting the debt service coverage ratio for the immediately preceding three, six and 12 month periods as of the last day of such fiscal quarter. In addition, such certificate is required to be accompanied by an officer’s certificate stating that the representations and warranties of the Borrower regarding separateness are true and correct as of the date of such certificate; and (iv) and updated organizational chart which shows any changes to the ownership structure of Borrower and otherwise substantially in the form the organizational chart attached to the Loan Agreement.

For the partial year period commencing on the Origination Date, and for each fiscal year thereafter, the Borrower is required to submit to the Lender an annual budget not later than (i) during the continuance of a Cash Sweep Period, thirty (30) days prior to the commencement of such period or Fiscal Year and (ii) if no Cash sweep Period is then continuing, thirty (30) days after the commencement of such period or Fiscal Year) in each case, in form reasonably satisfactory to Lender. Upon the occurrence and during the continuance of a Cash Trap Period, the Annual Budget currently in place will be deemed

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approved; provided, that the next Annual Budget will be subject to Lender’s reasonable written approval so long as a Cash Trap Period is still in effect at such time, which approval will not be unreasonably withheld, conditioned or delayed (each such Annual Budget, an “Approved Annual Budget”). So long as no Cash Sweep Period has occurred and is continuing, Lender will have no approval right with respect any Annual Budget. The Annual Budget for the 2018 Fiscal Year is hereby approved by Lender. In the event that the Lender objects to a proposed annual budget submitted by the Borrower during a Cash Sweep Period, the Lender is required to advise the Borrower in writing of such objections within 15 days after receipt under the Loan Agreement (and deliver to the Borrower a reasonably detailed description of such objections) and the Borrower is required to promptly revise such annual budget and resubmit the same to the Lender. The Lender is required to advise the Borrower of any objections to such revised annual budget within 10 days after receipt under the Loan Agreement (and deliver to the Borrower a reasonably detailed description of such objections) and the Borrower is required to promptly revise the same in accordance with the process described in this subsection until the Lender approves the annual budget. Until such time that Lender approves a proposed Annual Budget, the most recent Annual Budget will apply; provided that, such Annual Budget will be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.

The Borrower is required to cause the Guarantor to furnish to the Lender annually, within 120 days following the end of each fiscal year of the Guarantor, financial statements audited by an independent certified public accountant, which will include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender.

The Borrower is required to furnish to the Lender, within 10 Business Days after the Lender’s request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Mortgaged Property, the financial affairs of the Borrower and financial and sales information from any tenant designated by the Lender (to the extent such financial and sales information is required to be provided under the applicable lease and same is received by the Borrower after request therefor).

“Approved Accounting Method means (i) GAAP, (ii) income tax basis accounting or (iii) other sound and accepted accounting standards approved by Lender in writing (such approval not to be unreasonably withheld, conditioned or delayed), consistently applied or applied on a basis consistent with that of previous statements delivered by such person at issue in all material respects

Representations and Warranties

The Loan Agreement contains certain representations and warranties by the Borrower that are customary in transactions similar to the 3 Columbus Circle Whole Loan, including, without limitation, representations as to the due formation of the Borrower; the authority of the Borrower to enter into and to perform under the Loan Documents; the authority of the Borrower to conduct its business and its qualification to do business in all states where such qualification is required; the due authorization and execution of the Loan Documents and other related documents by the Borrower; compliance in all material respects with applicable laws (including building and zoning ordinances and codes); the absence of material defaults by the Borrower under other agreements, including the Management Agreement; the payment of all filing and recording taxes; the absence of material litigation; the Borrower’s status as a special purpose entity, and the maintenance of all material permits and licenses and the maintenance of all required insurance.

The representation and warranties of the Borrower are set forth in the Loan Agreement and are attached as “Annex A – Representations and Warranties of the Borrowers” in this free writing prospectus and, in certain cases, are subject to certain exceptions.

Events of Default

Each of the following constitutes an event of default under the Loan Documents (each, an “Event of Default”):

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(i)       If (A) any portion of the debt (excluding the payments referenced in clause (B) below) is not paid when due and such Default remains uncured for two (2) Business Days after notice under the Loan Agreement or (B) any monthly debt service payment or any monthly payment to a Reserve Fund is not paid when due or if the Debt is not paid in full on the Maturity Date; provided, however, that it will not be an Event of Default if (A) there are sufficient amounts on deposit with Lender to pay such amounts when due, (B) no other Event of Default is then continuing (C) Servicer or Lender fails to make such payment and (D) neither Borrower nor any affiliate has in any way obstructed Servicer or Lender from accessing or applying such amounts or making such payment;

(ii)       subject to Borrower’s right to contest the same under the Loan Agreement, if any of the real estate and personal property taxes, assessments, water rates or sewer rents, (such items, “Taxes”) or other charges are not paid when the same are due and payable; provided, however, that it will not be an Event of Default if (A) there are sufficient Tax and Insurance Escrow Funds on deposit with Lender to pay such amounts when due, (B) no Event of Default is then continuing (C) Servicer or Lender fails to make such payment and (D) neither Borrower nor any affiliate has in any way obstructed Servicer or Lender from accessing or applying such Tax and Insurance Escrow Funds or making such payment;

(iii)       (A) if the Policies are not kept in full force and effect; provided, however, that it will not be an Event of Default if (1) there are sufficient Tax and Insurance Escrow Funds on deposit with Lender to pay such amounts when due, (2) no Event of Default is then continuing (3) Servicer or Lender fails to make such payment) and (4) neither Borrower nor any affiliate has in any way obstructed Servicer or Lender from accessing or applying such Tax and Insurance Escrow Funds or making such payment or (B) if Borrower will fail to deliver to Lender insurance certificates or certified copies of the Policies within the applicable time periods for delivery set forth in the Loan Agreement and such failure will remain uncured for five (5) Business Days following notice under the Loan Agreement;

(iv)       if the Borrower transfers or otherwise encumbers any portion of the Mortgaged Property without the Lender’s prior written consent in violation of the provisions of the Loan Agreement or the Mortgage;

(v)       if any representation or warranty made by the Borrower under the Loan Agreement or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to the Lender was false or misleading in any material respect as of the date the representation or warranty was made and such representation or warranty has had, or would be reasonably likely to have, a material adverse effect, provided, however, that if (A) such misrepresentation was not intentional and (B) the condition causing the representation or warranty to be false is susceptible of being cured (a statement which has already been relied on by Lender to its detriment will not be susceptible of being cured), Borrower will have thirty (30) calendar days to cure such breach from the earlier of (1) Borrower’s obtaining actual knowledge of such breach and (2) Borrower’s receipt of notice of such breach;

(vi)       if the Borrower makes a general assignment for the benefit of creditors (other than at the request of Lender or its respective agents or employees);

(vii)       if a receiver, liquidator or trustee is appointed for a Borrower or if a Borrower is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, a Borrower, or if any proceeding for the dissolution or liquidation of a Borrower is instituted; provided, however, such appointment, adjudication, petition or proceeding was involuntary and not consented to by the related Borrower upon the same not being discharged, stayed or dismissed within 90 days;

(viii)       if any Borrower attempts to assign its rights under the Loan Agreement or any of the other Loan Documents or any interest in the Loan Agreement or the Loan Documents;

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(ix)       If a Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the 3 Columbus Circle Whole Loan makes a general assignment for the benefit of creditors or if a receiver, liquidator or trustee is appointed for a Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the 3 Columbus Circle Whole Loan or if a Guarantor or such other guarantor or indemnitor is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, a Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of the Guarantor or such other guarantor or indemnitor is instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the related Guarantor or such other guarantor or indemnitor upon the same not being discharged, stayed or dismissed within 90 days; provided, further, however, it will be at the Lender’s option to determine whether any of the foregoing is an Event of Default;

(x)       if a Borrower breaches (A) any covenant contained in respect of being a special purpose entity under the Loan Agreement; provided, however, that if such breach is inadvertent, non-recurring and curable, such breach will not constitute an Event of Default if (x) Borrower will promptly cure such breach within thirty (30) days after such breach occurs and (y) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the most recent Insolvency Opinion, to the effect that such breach will not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion or any previously delivered Additional Insolvency Opinion, which opinion or modification will be reasonably satisfactory to Lender in form and substance and, following a Securitization, satisfactory in form and substance to the Approved Rating Agencies and the counsel delivering such opinion or modification will be reasonably satisfactory to Lender and, following a Securitization, satisfactory to the Approved Rating Agencies, or (B) any negative covenant contained in the Loan Agreement;

(xi)       with respect to any term, covenant or provision set forth in the Loan Agreement, which specifically contains a notice requirement or grace period, if the Borrower is in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii)       if any of the assumptions contained in the insolvency opinion delivered in connection with origination of the 3 Columbus Circle Whole Loan (other than any assumptions relating to Lender) or in any additional insolvency opinion delivered pursuant to the Loan Documents is or becomes untrue in any material respect; provided, however, that any such untruth will not constitute an Event of Default if (A) it is inadvertent and non-recurring, (B) it is curable and Borrower will promptly cure the circumstances making any assumptions untrue within thirty (30) days after notice under the Loan Agreement from Lender, (C) such untruth does not have a material adverse effect, and (D) if requested by Lender, Borrower will deliver an Additional Insolvency Opinion to Lender;

(xiii)       if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement), and if the default permits the Property Manager to terminate or cancel the applicable Management Agreement (or any Replacement Management Agreement) and the Manager has not otherwise waived such termination or cancellation right in writing; provided, that no Event of Default will exist under this clause (xiii) if Borrower and a Qualified Manager enter into a Replacement Management Agreement pursuant to and in compliance with the Loan Agreement within sixty (60) days of the date of such termination or cancellation;;

(xiv)       if the Borrower continues to be in default under any of the terms, covenants or conditions of the securitization section of the Loan Agreement, or fails to cooperate with the Lender in connection with a securitization pursuant to the provisions of the Loan Agreement, for 10 Business Days after notice of such default or failure to cooperate to the Borrower from the Lender;

(xv)       if a material default by Borrower has occurred and continues beyond any applicable cure period under any Condominium Document and such default is not cured (including by waiver of such default) within ten (10) Business Days;

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(xvi)       (A) if any provision of the Condominium Documents is held invalid and such invalidity has resulted in, or would reasonably be expected to result in, a material adverse effect, (B) if the Condominium will become subject to any action for partition by any condominium unit owner which would reasonably be expected to result in partition and said action has been commenced and not dismissed within thirty (30) days after commencement under the Loan Agreement and such action for partition has had, or could reasonably be expected to have, a material adverse effect, or (C) if the Condominium is withdrawn from the condominium regime established under the Condominium Act and such withdrawal has had, or would reasonably be expected to have, a material adverse effect;

(xvii)       intentionally omitted;

(xviii)       if the Borrower continues to be in default under any of the other terms, covenants or conditions of the Loan Agreement not specified in subsections (i) to (xx) above, for 10 days after notice to the Borrower from the Lender, in the case of any default which can be cured by the payment of a sum of money, or for 30 days after notice from the Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30 day period and provided further that the Borrower has commenced to cure such default within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period will be extended for such time as is reasonably necessary for the Borrower in the exercise of due diligence to cure such default, such additional period not to exceed 90 days;

(xix)       if an ERISA Event has occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in a material adverse effect;

(xx)       if any Borrower seeks partition of the Mortgaged Property; or

(xxi)       if (a) there is a default under any of the other Loan Documents beyond any applicable cure periods contained in such documents (provided, however, if no notice or cure period is specified (and such default is not otherwise expressly specified as an immediate Event of Default), then the notice and cure periods set forth in clause (xviii) above will apply to such default), or (b) if any other such event occurs or condition exists, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

Upon the occurrence and during the continuance of an Event of Default (other than an Event described in clauses (vi), (vii) or (viii), the Lender may, among other things, take the following actions: (i) accelerate the Maturity Date of the 3 Columbus Circle Whole Loan, (ii) foreclose on any or all of the Mortgage, or (iii) apply amounts on deposit in any and all of the Reserve Funds to pay any amounts due under the 3 Columbus Circle Whole Loan. In the event of an Event of Default described in clause (vi), (vii) or (viii), the Debt and the other obligations will immediately become due and payable

“ERISA Event” means (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower, Guarantor or any ERISA affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower, Guarantor or any ERISA affiliates from a multiple employer plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(e) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower, Guarantor or any ERISA affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy

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the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA or (j) the receipt by the Borrower, Guarantor or any ERISA affiliate of any notice concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a multiemployer plan or a determination that a multiemployer plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement will be reasonably acceptable to the Lender in form and substance provided, with respect to this subclause (ii), the Lender, at its option, will have obtained a Rating Agency Confirmation from the Approved Rating Agency with respect to such management agreement and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by the Lender (or of such other form and substance reasonably acceptable to the Lender), executed and delivered to the Lender by the Borrower and such Qualified Manager at the Borrower’s expense.

Governing Law

The Loan Documents are governed by the laws of the State of New York (without regard to principles of conflicts of laws) and any applicable law of the United States of America, except that at all times the provisions for the creation, perfection, and enforcement of the lien and security interest created pursuant to the Loan Documents are governed by and construed according to the laws of the State of New York, it being understood that the laws of the State of New York govern the construction, validity and enforceability of all Loan Documents and all of the obligations arising under the Loan Documents.

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ANNEX A

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

All capitalized terms used in this Annex A that are not defined in this Annex A have the meanings ascribed to such terms in the Loan Agreement.

The Borrower made the following representations and warranties in the Loan Agreement as to itself and the 3 Columbus Circle Mortgaged Property. These representations and warranties were made at the time the 3 Columbus Circle Whole Loan was originated and there can be no assurance that such representations and warranties are true and correct as of the date of this Memorandum.

(1)           Organization. Borrower has been duly organized and is validly existing and in good standing pursuant to the laws of the state of its organization with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. LLC Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged, and the sole business of Borrower is set forth in clause (a) of the definition of “Special Purpose Entity” in the Loan Agreement.

(2)           Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Agreement and the other Loan Documents to which it is a party. The Loan Agreement and the other Loan Documents to which Borrower is a party have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(3)           No Conflicts. The execution, delivery and performance of the Loan Agreement and the other Loan Documents by Borrower (to the extent it is a party thereto) will not in any material respect conflict with or result in a breach of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of the Property or Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of the Loan Agreement or any other Loan Documents has been obtained and is in full force and effect.

(4)           Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to Borrower’s knowledge, threatened in writing against or affecting Borrower, Guarantor or the Property, which actions, suits or proceedings are not adequately covered by insurance or, if determined against Borrower, Guarantor or the Property, is reasonably likely to result in a Material Adverse Effect.

(5)           Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to result in a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound, in each case, where such default would result in a Material Adverse Effect. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other

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agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in the Loan Agreement and (b) obligations under or as otherwise permitted pursuant to the Loan Documents.

(6)           Title. Borrower has good and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not have a Material Adverse Effect. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, when properly filed, will create (a) a valid, perfected first priority lien on Borrower’s right title and interest to the portion of the Property constituting real estate, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) to the extent the same can be perfected under the UCC, perfected security interests in and to, and perfected collateral assignments of, Borrower’s right, title and interest to all personalty, the Leases constituting any part of the Property for which perfection may be achieved by the filing of UCC financing statements, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents

(7)           Solvency. Borrower has (a) not entered into this transaction or executed the Note, the Loan Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute an insufficient amount of capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Guarantor or any constituent Person in the last seven (7) years, and none of Borrower, Guarantor or any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, Guarantor or any of their respective constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it, Guarantor or such constituent Persons.

(8)           Full and Accurate Disclosure. No statement of fact made by Borrower in the Loan Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or, to Borrower’s knowledge, omits to state any material fact necessary to make statements contained in the Loan Agreement or any of the other Loan Documents not misleading in any material respect. There is no material fact presently known to Borrower which has not been disclosed to Lender which is reasonably likely to result in a Material Adverse Effect.

(9)           ERISA. (a) Generally. Except as would not reasonably be expected to result in a Material Adverse Effect (i) each of the Borrower, Guarantor and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law relating to any Plans and the regulations and published interpretations thereunder and (ii) neither Borrower nor Guarantor has incurred or reasonably expects to incur any liability for a non-exempt “prohibited

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transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code). No ERISA Event or termination of any Plan has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect and no notice of termination has been filed by or with the PBGC with respect to any Plan established or maintained by Borrower, Guarantor or any ERISA Affiliate that would reasonably be expected to result in a Material Adverse Effect. Neither Guarantor nor any ERISA Affiliate is, or within the past six years was, a party to any Multiemployer Plan that would reasonably be expected to result in a Material Adverse Effect. Borrower is not and has not been a party to any Multiemployer Plan.

(b) Plan Assets; Prohibited Transactions. Neither the Borrower nor Guarantor is, and neither shall become an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA) of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of and subject to Section 4975 of the Code). Neither the Borrower nor Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower or Guarantor are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). Assuming no source of funds to make the Loan constitutes “plan assets” (within the meaning of the Plan Asset Regulations), the execution of the Loan Agreement, the making of the Loan and the other transactions contemplated by the Loan Documents, including but not limited to the exercise by the Lender of its rights under the Loan Documents, are not and will not give rise to a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, and are not prohibited or otherwise restricted by Similar Law.

(10)         Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes necessary to operate the Property and carry on business thereat. Borrower is not in material default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

(11)         Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects as of the date of the Loan Agreement, (b) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with an Approved Accounting Method throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

(12)         Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened in writing with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(13)         Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of the Loan Agreement or the other Loan Documents.

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(14)         Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

(15)         Not a Foreign Person. Borrower (or, if Borrower is treated as a disregarded entity for U.S. federal income tax purposes, its regarded owner) is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

(16)         Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

(17)         Assessments. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

(18)         Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not currently subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(19)         No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

(20)         Insurance. Borrower has obtained and has delivered to Lender certified copies of the Policies reflecting the insurance coverages, amounts and other requirements set forth in Loan Agreement. No claims are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor, to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy in any material respect.

(21)         Use of Property. The Property is used exclusively for office and retail purposes and other appurtenant and related uses.

(22)         Certificate of Occupancy; License. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of the Property have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

(23)         Flood Zone. Except as set forth on the Survey, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Loan Agreement is in full force and effect with respect to the Property.

(24)         Physical Condition. To Borrower’s knowledge, except as provided in the Physical Condition Report: (a) the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (b) there

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exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(25)         Boundaries. All of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

(26)         Leases. The Property is not subject to any leases other than the Leases described in the rent roll attached to the Loan Agreement and made a part thereof, which rent roll is true, complete and accurate in all material respects as of the Closing Date. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases (excluding subleases at the Property to which Borrower is not a party) are in full force and effect and, except as set forth on Schedule IX-A to the Loan Agreement, there are no defaults thereunder by Borrower that remain uncured and there are no conditions that with the passage of time or the giving of notice, or both, would constitute a default by Borrower thereunder and, to Borrower’s knowledge, there are no defaults thereunder by any Tenant that remain uncured and there are no conditions that with the passage of time or the giving of notice, or both, would constitute a default by any Tenant thereunder. No Rent (excluding security deposits) has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower in accordance with applicable law. Except as set forth on Schedule V to the Loan Agreement, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding. To Borrower’s knowledge, no Tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. Except as set forth in Schedule IX-A to the Loan Agreement, no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Except as set forth in the Leases, no Tenant under any Lease has any right or option for additional space in the Improvements.

(27)         Survey. To Borrower’s knowledge, the Survey for the Property delivered to Lender in connection with the Loan Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

(28)         Inventory. Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgage) located on or at the Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted under the Loan Agreement. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required under the Loan Agreement and in the manner in which it is currently operated.

(29)         Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower or, to Borrower’s knowledge, any Person under applicable Legal Requirements in connection with any of the Loan Documents or the transactions contemplated therein have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously with the closing of the Loan (or are being escrowed with the Title Company for such payment).

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(30)         Special Purpose Entity/Separateness. (a) Until the Debt has been indefeasibly paid in full or defeased and transferred to a Successor Borrower, Borrower represents, warrants and covenants that Borrower is, shall be and shall continue to be a Special Purpose Entity.

(b)   The representations, warranties and covenants set forth in Section Error! Reference source not found. shall survive for so long as any amount remains payable to Lender under the Loan Agreement or any other Loan Document or the Debt has been defeased and transferred to a Successor Borrower in accordance with the provisions of the Loan Agreement.

(c)   Any and all of the stated facts and assumptions made in any Insolvency Opinion (other than those relating to Lender), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion (other than those relating to Lender) will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with the Loan Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(d)   Borrower covenants and agrees that (i) Borrower shall provide Lender with ten (10) Business Days’ prior written notice prior to the removal of an Independent Director of any of Borrower, and (ii) no Independent Director shall be removed by Borrower other than for Cause. Notwithstanding the foregoing, Borrower shall not be required to provide prior notice to Lender or obtain Lender’s consent to the removal of the Independent Directors of any Borrower if (x) the current Independent Directors of Borrower are provided by Independent Member Services LLC, (y) the Rating Agencies no longer approve of Independent Member Services LLC as a provider of Independent Directors and Lender provides written notice thereof to Borrower and (z) Borrower replaces such Independent Directors with Independent Directors satisfying the requirements therefor set forth in the Loan Agreement within ten (10) Business Days following receipt of written notice from Lender.

(e)   The organizational documents for Borrower shall provide that except for duties to Borrower as set forth in the organizational documents (including duties to the member and Borrower’s creditors solely to the extent of their respective economic interests in Borrower, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of Borrower, and (iii) the interests of any group of Affiliates of which Borrower is a part), the Independent Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by Borrower’s organizational documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The organizational documents for Borrower shall provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Director shall not be liable to Borrower, the member or any other Person bound by the applicable Borrower’s organizational documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. The organizational documents for Borrower shall provide that all right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in Borrower’s organizational documents. The organizational documents for Borrower shall provide that notwithstanding any other provision of Borrower’s organizational documents to the contrary, each Independent Director, in its capacity as an Independent Director, may only act, vote or otherwise participate in those matters referred to in Section 9(d)(iii) of Borrower’s organizational documents or as otherwise specifically required by the applicable organizational documents, and such Independent Director’s act, vote or other participation shall not be required for the validity of any action taken by the board of directors of Borrower unless, pursuant to the provisions of Section 9(d)(iii) or as otherwise specifically provided in the applicable organizational documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Director.

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(f)    Borrower represents with respect to itself that any amendment or restatement of any organizational document has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.

(g)   Each Borrower represents that from the date of its formation to the date of the Loan Agreement:

(i)    its business has been limited solely to (A) acquiring, developing, owning, renovating, maintaining, holding, selling, leasing, transferring, exchanging, financing, operating and managing the Property, (B) entering into financings and refinancings of the Property and (C) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing;

(ii)    it has not engaged in any business other than as set forth in (i) above;

(iii)    it has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party, except as may have been expressly permitted pursuant to the terms of any prior financings;

(iv)    it has not (a) made any loans or other extensions of credit to any Person or (b) acquired or held evidence of indebtedness issued by any other Person or entity, in either of the case of (a) or (b), other than (1) extensions of credit made in the ordinary course of business relating to the ownership and operation of the Property made to an entity that is not an Affiliate of or subject to common ownership with such entity, such as security deposits, tenant allowances, and advanced payments or deposits under any construction, service or utility contracts, or (2) cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity;

(v)    it has paid its debts and liabilities from its assets as the same have become due or such debts and liabilities have been repaid or discharged as of the date of the Loan Agreement;

(vi)    it has done or caused to be done all things necessary to observe organizational formalities and preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises;

(vii)    each of LLC Borrower, Series A Borrower and Series B has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person and, to the extent applicable, the assets of LLC Borrower and the assets associated with each of Series A Borrower and Series B Borrower have not been listed as assets on the financial statement of any other Person, except that such assets may be included in a consolidated financial statement of the Members or Affiliates of LLC Borrower, Series A Borrower or Series B Borrower, as applicable; provided that (x) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of LLC Borrower, Series A Borrower, or Series B Borrower from such Members or Affiliates and to indicate that, except as otherwise provided in the Loan Documents with respect to each other Borrower, the assets and liabilities of LLC Borrower, Series A Borrower, or Series B Borrower, as applicable, are not available to satisfy the debts and other obligations of such Members of Affiliates or any other Person, and (y) such assets shall also be listed on the separate balance sheet of LLC Borrower, Series A Borrower, or Series B Borrower. Each of LLC Borrower, Series A Borrower, and Series B Borrower, to the extent applicable, has filed its own tax returns separate from those of any other Person (except to the extent that LLC Borrower, Series A Borrower, or Series B Borrower has been a tax-disregarded entity not required to file tax returns under applicable law). Borrower has maintained its books, records, resolutions and agreements as official records;

(viii)    it (A) has been, and at all times has held itself out to the public as, in the case of LLC Borrower, a legal entity separate and distinct from any other Person (including any Affiliate or

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other constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing (recognizing that each of Series A Borrower and Series B Borrower may be treated as a “disregarded entity” for tax purposes and may not be required to file tax returns for tax purposes under applicable law)), and, in the case of Series A Borrower or Series B Borrower, separate and distinct from any other series or any other Person (including any Affiliate of such series)), (B) has corrected any known misunderstanding regarding its status as a separate entity (in the case of LLC Borrower) or as a separate series of limited liability company interests under Section 18-215(b) of the Act (in the case of each of Series A Borrower and Series B Borrower), (C) has conducted its business in its own name (provided, that each of Series A Borrower and Series B Borrower may permit Manager as its agent, solely in its capacity as the property manager and pursuant to the Management Agreement, to enter into master contracts for the provision of goods and services with respect to the Property and other properties, provided each such series is only obligated to pay only its pro rata share of such goods and services allocable to the Property, and the costs thereunder allocated to such series are intrinsically fair and commercially reasonable; provided, further, that it has permitted Manager to act as described in the preceding proviso), (D) has not identified itself or any of its Affiliates as a division or part of the other (except that each of Series A Borrower and Series B Borrower may refer to itself as a “series” of LLC Borrower, and (E) has maintained and utilized separate stationery, invoices and checks;

(ix)    (A) it has not commingled its assets with those of any other Person and has held all of its assets in its own name or (B) to the extent Borrower’s funds were, from time to time, maintained in an operating account with funds from any other property or asset owned directly or indirectly by Guarantor and/or held in the name of any other Person, then at all times Borrower retained title to, ownership of, and the right to control such funds. Books and records were maintained from which, at any and all times, the amount of Borrower’s funds in such account could be readily identified and Borrower’s funds were only used for the purposes set forth in clause (i) above;

(x)    it has not guaranteed or become obligated for the debts of any other Person and has not held itself out as being responsible for the debts or obligations of any other Person;

(xi)    it has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or any of constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing;

(xii)    it has not granted a security interest or lien in, to or upon, or pledged or otherwise encumbered any of its assets to secure the obligations for the benefit of any other Person other than with respect to loans secured by the Property and no such security interest, lien, pledge or other encumbrance remains outstanding except in connection with the Loan with respect to the obligations or the other Borrowers;

(xiii)    it has maintained adequate capital in light of its contemplated business operations;

(xiv)    it has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;

(xv)    it has not owned any subsidiary or any equity interest in any other Person and is not a survivor of a merger with or of any other entities;

(xvi)    it has not made loans to any other person that have not been released or discharged nor has it bought or held evidence of indebtedness issued by any other person or entity;

(xvii)    it has not incurred any Indebtedness that is still outstanding other than Indebtedness that is permitted under the Loan Documents;

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(xviii)    except as set forth on Schedule X to the Loan Agreement, it is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full, which lawsuit, arbitration, summons, or legal proceeding is not adequately covered by insurance or, if determined against such entity, is not reasonably likely to result in a Material Adverse Effect;

(xix)    it has no material contingent or actual obligations not related to the Property;

(xx)    it is and has since its formation been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;

(xxi)    it has not had any of its obligations guaranteed by an Affiliate, except (A) guarantees delivered by Affiliates in connection with loans secured by the Property which guarantees are no longer outstanding and (B) the Guaranty and the Environmental Indemnity Agreement;

(xxii)    none of the Tenants holding leasehold interests with respect to the Property is Affiliated with Borrower, except as set forth on Schedule IX-B of the Loan Agreement;

(xxiii)    has no judgments or liens of any nature against it except for tax liens not yet delinquent as set forth in the Title Insurance Policy;

(xxiv)    is in compliance in all material respects with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in the Loan Agreement, has received all material permits necessary for it to operate;

(xxv)    is not involved in any material dispute with any taxing authority and has paid all taxes which it owes; and

(xxvi)    has never owned any real property other than the Property.

(31)               Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms.

(32)               Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

(33)       No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached as Schedule I to the Loan Agreement), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in the Loan Agreement or in any other Loan Document, are true, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise might result in a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made in the Loan Agreement to be materially misleading.

(34)               Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(35)               Embargoed Person. As of the date of the Loan Agreement and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan

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Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

(36)               Principal Place of Business; State of Organization.(37) Borrower’s principal place of business as of the date of the Loan Agreement is the address set forth in the introductory paragraph of the Loan Agreement. Each Borrower is organized under the laws of the State of Delaware. LLC Borrower’s organizational identification number is 80-0703685, Series A Borrower’s organizational identification number is 83-1563486 and Series B Borrower’s organizational identification number is 83-1571302.

(37)               Environmental Representations and Warranties.(38) Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required) delivered to Lender by Borrower in connection with the origination of the Loan (such report is referred to below as the “Environmental Report”), (a) to Borrower’s knowledge there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are (i) in compliance in all material respects with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) de-minimis amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law and (iii) fully disclosed to Lender in writing pursuant the Environmental Report; (b) there are no past, present or, to Borrower’s knowledge, threatened Releases of Hazardous Substances in violation of Environmental Law in, on, under or from the Property which has not been fully Remediated in accordance with Environmental Law; (c) to Borrower’s knowledge, there is no threat of any Release of Hazardous Substances migrating to the Property in violation of, or that would be reasonably expected to require Remediation under, Environmental Laws; (d) to Borrower’s knowledge, there is no present, or to Borrower’s knowledge, past non-compliance with Environmental Laws, or with permits issued pursuant thereto, in each case, in any material respect, in connection with the Property which has not been fully remediated in accordance with Environmental Law; (e) to Borrower’s knowledge, Borrower does not know of, and has not received, any written notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances in, on, under, from or at risk of migrating to the Property or Remediation thereof, of possible liability of any Person pursuant to any applicable Environmental Law in connection with the Property, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully disclosed to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower and has provided to Lender all information that is contained in Borrower’s files and records, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.

(38)	Cash Management Account.(39)

(a)           This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and the Cash Management Account in favor of Lender, which security interest is, except as set forth in the Lockbox Agreement or by applicable law, prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and Cash Management Account;

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(b)           Each of the Lockbox Account and Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York);

(c)           Pursuant and subject to the terms of the Loan Agreement and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed in accordance with the terms and conditions of the Lockbox Agreement to comply with all written instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d)           The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Lockbox Bank and Agent complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender.

(e)           The Property is not subject to any cash management system (other than pursuant to the Loan Documents).

(39)	Condominium.(f)

(a)          Borrower is a party (either directly, or as a successor-in-interest) to the Condominium Documents and the Condominium Documents are in compliance with all Condominium Laws and are in full force and effect and have not been amended or modified and Borrower’s interest therein has not been assigned pursuant to any amendment or assignment that has not otherwise been disclosed to Lender as of the date of the Loan Agreement.

(b)         To Borrower’s knowledge, there are no set-offs, claims, counterclaims or defenses being asserted or, after giving the requisite notice, if any, required under the Condominium Documents, capable of being asserted, for the enforcement of the obligations of any party under the Condominium Documents.

(c)          To Borrower’s knowledge, no party subject to any Condominium Document has the right to file a Lien for amounts due under the provisions of such Condominium Document which, if unpaid, may be asserted as a Lien prior to the Lien of the Mortgage.

(d)         All Condominium Common Charges and other sums due from Borrower, if any, under the Condominium Documents have been paid to the extent they are due and payable on or prior to the date of the Loan Agreement.

(e)          There are no defaults by Borrower or, to Borrower’s knowledge, any other party under the Condominium Documents, or conditions that, with the passage of time, or the giving of notice, or both, would constitute a material default under the Condominium Documents by Borrower or any other party thereto.

(f)          Neither the Condominium Board (pursuant to the Condominium Documents) nor any association or any other Person (pursuant to the Condominium Documents) has any right to purchase all or any portion of the Property or right of first refusal with respect to all or any portion of the Property.

(g)           [Intentionally omitted].

(h)           The Condominium Board is not a party to any indenture, loan or credit agreement, or any other arrangement for extension of credit.

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(40)               Taxes.(i) Borrower is a disregarded entity for U.S. federal income tax purposes. Borrower has timely filed or caused to be filed all U.S. federal and other material tax returns and reports required to have been filed by it and has timely paid or caused to be paid all U.S. federal and other material Section 2.8 Taxes required to have been paid by it, except for (a) any such Section 2.8 Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves in accordance with an Approved Accounting Method, and (b) Taxes and Other Charges, the payment of which shall be governed by Section 5.1.2 and Section 7.2 of the Loan Agreement.

(41)               Major Contracts. Prior to the Closing Date, Borrower has provided to Agent a true, correct and complete copy of each Major Contract disclosed on Schedule VIII of the Loan Agreement. There are no existing Major Contracts other than those disclosed on Schedule VIII of the Loan Agreement. Each such Major Contract is in full force and effect and there is no default thereunder by Borrower (or any applicable Affiliate of Borrower which is a counterparty thereunder) and to Borrower’s knowledge, no default thereunder by any other party thereto. To Borrower’s knowledge, no event has occurred that, with the passage of time and/or giving of notice, would constitute a default under any such Major Contract by Borrower (or any applicable Affiliate of Borrower which is a counterparty thereunder) and to Borrower’s knowledge, would constitute a default thereunder by any other party thereto.

(42)                 Tenancy in Common.

(a)           Each of the Borrowers represent that they are the tenants in common of 100% of the Property and that each satisfies the provisions of the Loan Agreement required to make such Borrowers Special Purpose Entities, and that no entity exists which owns an interest in the Property that is not also a Borrower under the Loan Agreement; and

(b)           Each of the Borrowers, as tenants in common, for themselves and for their respective successors and assigns, represent that they are jointly and severally liable for the Loan.

(43)               Moinian Limited Unsecured Bonds.

(a)           The original principal balance of the Moinian Limited Unsecured Bonds (Series A) was ILS 1,400,000,000 and the current outstanding principal balance of the Moinian Limited Unsecured Bonds (Series A) is ILS 1,119,586,061. The original principal balance of the Moinian Limited Unsecured Bonds (Series B) was ILS 571,490,000 and the current outstanding principal balance of the Moinian Limited Unsecured Bonds (Series B) is ILS 698,305,115.

(b)           The current interest rate of the Moinian Limited Unsecured Bonds (Series A) is 4.45% and the current interest rate of the Moinian Limited Unsecured Bonds (Series B) is 3.05%.

(c)           The original principal of the Moinian Limited Unsecured Bonds (Series A) amortization schedule was as follows: (i) ten percent (10%) of the original principal balance was due on June 30, 2018 (ii) fifteen percent (15%) of the original principal balance is due on June 30, 2019; (iii) twenty-five percent (25%) of the original principal balance is due on June 30, 2020; (iv) twenty-five percent (25%) of the original principal balance is due on June 30, 2021; and (v) twenty-five percent (25%) of the original principal balance is due on June 30, 2022. On June 30, 2018, Moinian Limited paid the first principal payment of the Unsecured Bonds (series A) as detailed in sub-section (i) above. On November 26, 2018, Moinian Limited completed an exchange offer pursuant to which ILS 140,413,939 nominal value of Unsecured Bonds (Series A) were exchanged for newly issued ILS 160,872,250 nominal value of Unsecured Bonds (Series B).

(d)           The original principal of the Moinian Limited Unsecured Bonds (Series B) is due as follows: (i) fifteen percent (15%) of the outstanding principal balance on December 30, 2020; (ii) fifteen percent (15%) of the outstanding principal balance on December 30, 2021; (iii) fifteen percent (15%) of the outstanding principal balance on December 30, 2022; (iv) twenty-seven and one-half percent (27.5%) of the outstanding principal balance on December 30, 2023; and (v) twenty-seven

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and one-half percent (27.5%) of the outstanding principal balance on December 30, 2024. On November 26, 2018, Moinian Limited completed an exchange offer pursuant to which ILS 140,413,939 nominal value of Unsecured Bonds (Series A) were exchanged for newly issued ILS 160,872,250 nominal value of Unsecured Bonds (Series B).

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